UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Gevo, Inc.

(Name of Registrant as Specified In Its Charter)

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345 Inverness Drive South

Building C, Suite 310

Englewood, Colorado 80112

(303) 858-8358

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 15, 2017

To the Stockholders of Gevo, Inc.:

The 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Gevo, Inc. will be held at 2:00 p.m., local time, on Thursday, June 15, 2017, at the Company’s offices located at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112, for the following purposes:

1.	To elect two Class I directors to our Board of Directors to serve until the 2020 Annual Meeting of Stockholders;

2.	To approve, for purposes of the rules of The NASDAQ Stock Market LLC, the potential issuance of more than 19.99% of our outstanding common stock upon conversion of, or related to, our 12.0% Convertible Senior Secured Notes due 2020;

3.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

4.	To cast an advisory (non-binding) vote to approve the compensation of our named executive officers;

5.	To cast an advisory (non-binding) vote on the frequency of future advisory votes to approve the compensation of our named executive officers; and

6.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

If you owned our common stock at the close of business on April 20, 2017, you may attend and vote at the Annual Meeting. A list of stockholders eligible to vote at the Annual Meeting will be available for review during our regular business hours at our headquarters in Englewood, Colorado for the ten days prior to the date of the Annual Meeting for any purpose related to the Annual Meeting.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. On or about May 1, 2017, we will commence mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2016 Annual Report on Form 10-K (the “2016 Annual Report”). We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the Internet, which are available at www.proxyvote.com. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement and a form of proxy card or voting instruction card.

Your vote is important. Whether or not you plan to attend the meeting, we hope that you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided. Any stockholder attending the Annual Meeting may vote in person, even if you have already returned a proxy card or voting instruction card.

By Order of the Board of Directors,

/s/ Geoffrey T. Williams, Jr.

Geoffrey T. Williams, Jr.
General Counsel & Secretary

May 1, 2017

Englewood, Colorado

345 Inverness Drive South

Building C, Suite 310

Englewood, Colorado 80112

(303) 858-8358

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

The Board of Directors (the “Board”) of Gevo, Inc. (the “Company,” “we,” “us” or “our”) is soliciting proxies for its 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday June 15, 2017 at 2:00 p.m. local time at its offices located at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112.

On or about May 1, 2017, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice contains instructions on how to access this proxy statement and our 2016 Annual Report on Form 10-K (the “2016 Annual Report”) over the Internet, which are available at www.proxyvote.com. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, the 2016 Annual Report and a form of proxy card or voting instruction card. The Notice was sent to stockholders who owned our common stock at the close of business on April 20, 2017, the record date for the Annual Meeting (the “Record Date”). This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

QUESTIONS AND ANSWERS

Q:    Who may vote at the meeting?

A:	Our Board of Directors has fixed April 20, 2017 as the Record Date for the Annual Meeting. Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of the Record Date, 15,074,854 shares of common stock were outstanding and entitled to vote at the Annual Meeting.

Q:    What proposals will be voted on at the meeting?

A:    There are five proposals scheduled to be voted on at the Annual Meeting:

•	election of two Class I nominees to our Board of Directors to serve until the 2020 Annual Meeting of Stockholders (“Proposal 1”);

•	approval, for purposes of the rules of The NASDAQ Stock Market LLC, the potential issuance of more than 19.99% of our outstanding common stock upon conversion of, or related to, our 12.0% Convertible Senior Secured Notes due 2020 (“Proposal 2”) (the “NASDAQ 19.99% Proposal”);

•	ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (“Proposal 3”);

•	an advisory (non-binding) vote to approve the compensation of our named executive officers (“Proposal 4”); and

•	an advisory (non-binding) vote on the frequency of future advisory votes to approve the compensation of our named executive officers (“Proposal 5”).

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We will also consider any other business that properly comes before the Annual Meeting. As of the date hereof, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.

Q:    What is the quorum requirement for the meeting?

A:	A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of our outstanding shares of common stock are represented in person at the Annual Meeting or by proxy. At the close of business on the Record Date, there were 15,074,854 shares of common stock outstanding. Thus, a total of 15,074,854 shares are entitled to vote at the Annual Meeting and holders of common stock representing at least 7,537,428 votes must be represented at the Annual Meeting in person or by proxy to have a quorum. The inspector of elections appointed for the meeting by our Board of Directors will count the shares represented in person or by proxy at the Annual Meeting to determine whether or not a quorum is present.

Your	shares will be counted as present at the Annual Meeting if you:

•	are present and entitled to vote in person at the meeting; or

•	have voted over the Internet or by telephone, or properly submitted a proxy card or voting instruction card.

Both abstentions and broker non-votes (as described below) will be included in the calculation of the number of shares considered to be present at the meeting for the purpose of determining the presence of a quorum. In the event that we are unable to obtain a quorum, the chairperson of the meeting or a majority of the shares present at the Annual Meeting may adjourn the Annual Meeting to another date.

Q:    How are votes counted at the meeting?

A:	In the election of directors (Proposal 1), you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For Proposal Nos. 2, 3 and 4, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For Proposal 5, you may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN.”

If you provide specific instructions in your proxy card or voting instruction card with regard to a certain item, your shares will be voted as you instruct on such items. If you are a stockholder of record and you sign and return your proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board of Directors. See “What are the recommendations of the Board of Directors?” below.

Q:    What votes are required to elect directors and to approve the other proposals at the meeting?

A:	For Proposal 1, the election of directors, members of the Board of Directors are elected by a plurality of the votes cast. The candidates who receive the greatest number of votes “FOR” will be elected directors. “WITHHOLD” votes and broker non-votes will have no effect on the outcome of this proposal. Cumulative voting is not permitted for the election of directors.

Proposal 2, the NASDAQ 19.99% Proposal, requires the affirmative vote of a majority of the total votes cast on the proposal at the Annual Meeting, either in person or by proxy. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Proposal 3, the ratification of our independent registered public accounting firm, requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against this proposal.

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Proposals 4, the advisory vote on executive compensation, requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

For Proposal No. 5, the advisory vote to approve the frequency of future advisory votes on executive compensation, the voting frequency option that receives the highest number of votes cast on the matter, in person or by proxy, at the Annual Meeting will be deemed the frequency recommended by stockholders. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Q:    What are the recommendations of the Board of Directors?

A:    The Board of Directors recommends that you vote as follows:

•	“FOR” the Class I director nominees to the Board of Directors (Proposal 1);

•	“FOR” the NASDAQ 19.99% Proposal (Proposal 2);

•	“FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 3);

•	“FOR” the advisory vote to approve the compensation of our named executive officers (Proposal 4); and

•	“TWO YEARS” for the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers (Proposal 5).

Q:    What does it mean if I receive more than one Notice?

A:	If you received more than one Notice, each containing a different control number, this means that you have multiple accounts holding shares of our common stock. These may include accounts with our transfer agent, American Stock Transfer & Trust Company, and accounts with a broker, bank or other holder of record. Please vote all proxy cards for which you receive a Notice to ensure that all of your shares are voted.

Q:    How can I get electronic access to the proxy materials?

A:	You can view the proxy materials on the Internet at www.proxyvote.com. Please have your control number available. Your control number can be found on your Notice(s).

Q:    How may I vote my shares in person at the meeting?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the Annual Meeting.

If your shares are held in an account at a brokerage firm, bank, dealer or other similar organization, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or other agent that holds your shares, giving you the right to vote the shares at the Annual Meeting.

The meeting will be held at our offices located at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112. You can find directions to our offices on our website at http://www.gevo.com/contact.

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Q:    How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, bank or other agent. In most cases, you will be able to do this by using the Internet, by telephone or by mail if you received a printed set of the proxy materials.

By Internet — If you have Internet access, you may vote your shares by logging into the secure website, which will be listed on your Notice and following the instructions provided.

By Telephone — If you have telephone access, you may vote your shares by calling the toll-free number listed on the proxy card and following the instructions provided.

By Mail — If you requested printed copies of the proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker, bank or other agent, and mailing it in accordance with the instructions provided. If you provide specific voting instructions, your shares will be voted as you have instructed.

Votes submitted via the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on June 14, 2017. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to submit your proxy to vote your shares in advance of the Annual Meeting.

We provide Internet and telephone proxy voting with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet and telephone access, such as usage charges from Internet access providers and telephone companies.

Q:    What happens if I do not give specific voting instructions?

A:	Registered Stockholder of Record — If, at the close of business on the Record Date, you are a registered stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board of Directors, or sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name — If, at the close of business on the Record Date, you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote at its discretion on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of Proposals 1, 2, 4 and 5, provided a quorum is established.

Q:    Which ballot measures are considered “routine” or “non-routine?”

A:

Proposal 3, the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, is considered a routine matter under applicable rules. A broker, bank or other holder of record may generally vote on routine matters, and

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therefore no broker non-votes are expected to exist in connection with Proposal 3. Proposals 1, 2, 4 and 5 are generally considered non-routine matters under applicable rules. A broker, bank or other agent cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 2, 4 and 5.

If you hold your shares in street name and you do not instruct your bank, broker, or other agent how to vote your shares on Proposals 1, 2, 4 and 5, no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted.

Q:    How can I revoke my proxy and change my vote after I return my proxy card?

A:	You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may do this by signing and submitting a new proxy card with a later date, by voting by using the Internet or by telephone, either of which must be completed by 11:59 p.m. Eastern Daylight Time on June 14, 2017 (your latest Internet or telephone proxy will be counted); or by attending the meeting and voting in person. Attending the Annual Meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked. If you hold shares through a broker, bank or other agent, you must contact that broker, bank or other agent directly to revoke any prior voting instructions.

Q:    Who will pay the costs of this proxy solicitation?

A:	We will bear the entire cost of solicitation of proxies, including maintenance of the Internet website used to access the proxy materials; maintenance of the Internet website used to vote; and preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders who request paper copies of such materials. We have retained D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies. We expect to pay D.F. King a fee of $6,500, plus reimbursement of reasonable expenses. We and our directors, officers and regular employees may solicit proxies by mail, personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such shares, and we may reimburse them for their costs in forwarding the solicitation materials to such beneficial owners.

Q:    Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the meeting. The final voting results will be reported in a Current Report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission (the “SEC”) within four business days after the meeting. If our final voting results are not available within four business days after the meeting, we will file a Current Report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the Current Report on Form 8-K within four business days after the final voting results are known to us.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 15, 2017: The Notice of Annual Meeting, Annual Report, proxy statement and proxy card are available online at www.proxyvote.com.

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PROPOSAL 1

ELECTION OF DIRECTORS

Overview

Our Board of Directors is divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as possible, of one third of the total number of directors constituting the entire Board and each class has a three-year term. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

There are currently six directors serving on the Board of Directors and three vacancies. Our Amended and Restated Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors. Directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the votes that all our stockholders would be entitled to cast in an annual election of directors. Any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may be filled only by vote of a majority of our directors then in office, even if less than a quorum. Each director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

At this Annual Meeting, the term of the following Class I directors will expire: Ruth I. Dreessen and Patrick R. Gruber.

The nominating and corporate governance committee of our Board of Directors (the “Nominating and Corporate Governance Committee”) has recommended that each of Ruth I. Dreessen and Patrick R. Gruber be elected to serve as Class I directors at the Annual Meeting. Ms. Dreessen was originally recommended for nomination to our Board of Directors by Mr. Gruber and was appointed to the Board in 2012, and was subsequently elected to the Board of Directors by our stockholders at the 2014 annual meeting of stockholders. Mr. Gruber has served as a director since 2007.

Our stockholders will vote for the Class I nominees listed above to serve until our 2020 Annual Meeting of Stockholders and until such director’s successor has been elected and qualified, or until such director’s earlier death, resignation or removal. The members of our Board of Directors who are Class II and Class III directors will be considered for nomination for election in 2018 and 2019, respectively.

Nominees for Election as Class I Directors with Terms Expiring in 2020

The nominees listed below have been recommended by the Nominating and Corporate Governance Committee to be elected to serve as Class I directors. There are no family relationships among our directors or executive officers. If either nominee is unable or declines to serve as a director, the Board of Directors may designate another nominee to fill the vacancy and the proxy will be voted for that nominee.

Ruth I. Dreessen, age 61, has served as a director of the Company since March 2012. Since 2010, Ms. Dreessen has served as Managing Director of Lion Chemical Partners, LLC, a private equity firm focused on the chemical and related industries. Prior to joining Lion Chemical Partners, Ms. Dreessen served as the Executive Vice President and Chief Financial Officer of TPC Group Inc. from 2005 to 2010. Before joining TPC Group, Ms. Dreessen served as Senior Vice President, Chief Financial Officer and Director of Westlake Chemical Corporation. She spent 21 years at JP Morgan Securities and predecessor companies, ultimately as a Managing Director of chemicals investment banking.

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Ms. Dreessen serves as the independent Chairperson of the Board of Directors and is also a member of the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee. She previously served on the boards of Targa Resources LP, Versar, Inc., the Georgia Gulf Corporation, Westlake Chemical Corporation and the Better Minerals & Aggregates Corporation. We believe Ms. Dreessen’s qualifications to sit on our Board of Directors include her years of experience as an executive in the chemicals industry and her experience sitting on our Board of Directors and the boards of other public companies.

Patrick R. Gruber, age 56, has served as Chief Executive Officer and a director of the Company since 2007. Prior to joining the Company, from 2005 to 2007, Mr. Gruber was President and Chief Executive Officer of Outlast Technologies, Inc. (“Outlast Technologies”), a technology and marketing company primarily serving the textile industry, where he was responsible for all aspects of Outlast Technologies’ business. Previously, Mr. Gruber co-founded NatureWorks LLC (formerly Cargill Dow, LLC) (“NatureWorks”) and served as Vice President, Technology and Operations, and Chief Technology Officer from 1997 to 2005, where he was responsible for all aspects of the business’ project, application and process technology development. Mr. Gruber is a member of the Bioenergy Technical Advisory Committee for the Energy Future Coalition. From 2007 to May 2012, Mr. Gruber served on the board of directors of Segetis, Inc. From 2007 to January 2012, Mr. Gruber served on the board of directors of Green Harvest Technologies, LLC and from 2007 to 2008, he served on the board of directors of Outlast Technologies. In 2011, Mr. Gruber was awarded the University of Minnesota Outstanding Achievement Award. In 2008, Mr. Gruber was awarded the first ever George Washington Carver Award, recognizing significant contributions by individuals in the field of industrial biotechnology and its application in biological engineering, environmental science, biorefining and biobased products.

We believe Mr. Gruber’s qualifications to sit on our Board of Directors include his day to day knowledge of our company and its operations and his deep experience in our industry.

Vote Required and Board of Directors Recommendation

The affirmative vote of a plurality of the votes cast in person or by proxy at the Annual Meeting is required to elect Ruth I. Dreessen and Patrick R. Gruber as Class I directors to serve until the 2020 Annual Meeting of Stockholders. A “plurality” means, with regard to the election of directors that the nominee for director receiving the greatest number of “for” votes from the votes cast at the Annual Meeting will be elected. Abstentions and broker non-votes will have no effect on the outcome of this proposal. Proxies cannot be voted for a greater number of persons than two, the number of nominees named above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH CLASS I DIRECTOR NOMINEE.

Incumbent Class II Directors with Terms Expiring in 2018

Andrew J. Marsh, age 61, has served as a director of the Company since February 2015 and serves on our Compensation Committee. Since April 2008, Mr. Marsh has served as President and Chief Executive Officer of Plug Power Inc., an alternative energy technology provider engaged in the design, development, manufacture, and commercialization of fuel cell systems for the industrial off-road markets worldwide. Previously, Mr. Marsh was a co-founder of Valere Power (“Valere”), where he served as Chief Executive Officer and a board member from Valere’s inception in 2001 through its sale to Eltek ASA in 2007. Prior to founding Valere, Mr. Marsh spent almost 18 years with Lucent Bell Laboratories in a variety of sales and technical management positions. Mr. Marsh is a member of the board of directors for the California Hydrogen Business Council, a non-profit group comprised of organizations and individuals involved in the business of hydrogen. We believe Mr. Marsh’s qualifications to sit on our Board of Directors include his years of experience as an executive in the alternative energy industry.

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Johannes Minho Roth, age 38, has served as a director of the Company since July 2015 and serves on our Audit Committee. Since 2006, Mr. Roth has served as the Chief Executive Officer, Managing Director, Fund Manager and a member of the board of directors of FiveT Capital Holding AG, a Switzerland based investment holding company with a portfolio of equity stakes in privately owned financial technology, risk and asset management related companies. From 1999 to 2006, Mr. Roth served as an Equity Specialist Trader and Proprietary Trader at Baader Bank AG. Since April 2013, Mr. Roth has served as a member of the board of directors for Plug Power Inc. Mr. Roth also serves as a member of the Supervisory Board at Insilico Biotechnology AG, a director of ProMIS Neurosciences Inc. (previously known as Amorfix Life Sciences Ltd.) and a director at Phorm Corporation Limited. We believe Mr. Roth’s qualifications to sit on our Board of Directors include his years of experience in the banking and financial services industries.

Incumbent Class III Directors with Terms Expiring in 2019

William H. Baum, age 71, has served as a director of the Company since January 2016 and serves on our Nominating and Corporate Governance Committee. Since January 2015, Mr. Baum has operated a consulting business advising small biofuel and renewable chemical companies on a variety of commercial matters. Bill served as Chief Business Development Officer of Genomatica, Inc. from September 2010 until April 2014. From August 1997 to September 2010, Mr. Baum served in various roles at Diversa Corporation (now known as Verenium Corporation), a biotechnology company focused on the development of biofuels, including Vice President Sales and Marketing from August 1997 to November 1999, Senior Vice President, Business Development from November 1999 to July 2002 and Executive Vice President, Business Development from July 2002 to August 2010. Prior to joining Diversa, Mr. Baum served as the Vice President of Global Sales and Marketing at International Specialty Products, Inc., a specialty chemicals company, and held a variety of executive positions, both in the United States and internationally, at Betz Laboratories, Inc., a specialty chemicals company. We believe Mr. Baum’s qualifications to sit on our Board of Directors include his business development experience in the biofuels and biotechnology industries.

Gary W. Mize , age 66, has served as a director of the Company since September 2011 and serves on the Audit Committee (Chair) and Compensation Committee. Since October 2009, Mr. Mize has held the position of partner and owner at MR & Associates. Since May 2016, Mr. Mize has served as a director of Darling Ingredients Inc. and as a member of its audit committee and compensation committee. Mr. Mize also served as non-executive Chairman at Ceres Global AG from December 2007 to April 2010, and has served as an independent director of Ceres Global AG and a member of its audit committee (Chair) since October 2013. In addition, Mr. Mize served Noble Group, Hong Kong, as Global Chief Operating Officer and Executive Director from July 2003 to December 2005 and Non-Executive Director from December 2005 to December 2006. Previously, he was President of the Grain Processing Group at ConAgra Foods, Inc., President and Chief Executive Officer of ConAgra Malt and held various positions at Cargill, Inc. Mr. Mize brings international business experience to the Board of Directors having previously held expatriate positions in Switzerland, Brazil and Hong Kong. We believe Mr. Mize’s qualifications to sit on our Board of Directors include his international experience, coupled with more than 36 years of experience in agribusiness.

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PROPOSAL 2

APPROVAL, FOR PURPOSES OF THE NASDAQ RULES, OF THE POTENTIAL ISSUANCE OF

MORE THAN 19.99% OF THE COMPANY’S OUTSTANDING COMMON STOCK UPON

CONVERSION OF, OR RELATED TO, OUR 12.0% CONVERTIBLE SENIOR SECURED NOTES DUE 2020

Overview

On April 19, 2017, we entered into an Exchange and Purchase Agreement (the “Purchase Agreement”) with certain subsidiary guarantors, the holders named in Schedule I thereto (the “Holders”) of our 10.0% Convertible Senior Secured Notes due 2017 (the “Existing Notes”), and Whitebox Advisors, LLC, a Delaware limited liability company (“Whitebox”), as representative of the Holders under the Purchase Agreement, pursuant to which the Holders will exchange (the “Exchange”) all of their Existing Notes (currently up to approximately $16.5 million in principal amount) for the Company’s newly created 12.0% Convertible Senior Secured Notes due 2020 (the “2020 Notes”), which would be issued and convertible into shares of the Company’s common stock if stockholders approve this proposal. The Purchase Agreement also provides the Holders with an option (the “Holder Option”), subject to certain conditions, to purchase up to an additional $5.0 million aggregate principal amount of 2020 Notes within 90 days of the closing of the Exchange.

A copy of the Purchase Agreement (including the form of 2020 Note Indenture as an exhibit) was filed with our Current Report on Form 8-K filed with the SEC on April 20, 2017.

Reason for the Exchange and Request for Stockholder Approval

The Board of Directors unanimously recommends that stockholders vote “FOR” the issuance of more than 19.99% of our outstanding common stock pursuant to the 2020 Notes. In the course of reaching its decision, the Board of Directors considered a number of factors, including, among others:

•	As previously announced in 2016, the Board of Directors engaged a financial advisor to explore various strategic and financial alternatives with respect to the Company’s financial situation and the looming maturity of the Existing Notes on March 15, 2017, which maturity date was subsequently extended to June 23, 2017.

•	After exploring various potential alternative strategic and financial transactions with assistance from nationally recognized financial advisors, the Board of Directors believes that the Exchange is in the best interest of the Company and its stockholders because, among other reasons, (i) the lack of available viable refinancing alternatives and (ii) it essentially extends the maturity of the Existing Notes on similar terms until 2020 allowing the Company to continue operations.

•	The conversion of the 2020 Notes into shares of our common stock or other issuances of our common stock in connection with the 2020 Notes could exceed 19.99% of our common stock, which requires stockholder approval pursuant to NASDAQ Listing Rule 5635(d) (“NASDAQ Rule 5635(d)”). In 2014, in connection with the initial issuance of the Existing Notes, our stockholders approved a similar proposal.

•	Since our inception in 2005, we have incurred losses and expect to incur losses in the future. As such, the failure of the stockholders to approve the Exchange would cause us to face a severe liquidity crisis with approximately $16.5 million currently due under the Existing Notes on June 23, 2017.

•	Failure of stockholders to approve this proposal will result in the Purchase Agreement being terminated and the Company having to repay the entire amount due and owing under the existing Notes on June 23, 2017.

•

Repayment of the Existing Notes on June 23, 2017 would require us to expend all or a significant majority of our cash on hand and leave us with no cash, or too little cash, to continue operations for the

GEVO, INC. | 2017 PROXY STATEMENT | 9

remainder of 2017 and beyond, in which case we could be forced to seek the protection of bankruptcy court by filing for bankruptcy. Upon a bankruptcy filing, it is unlikely that any amounts would be available for distribution to stockholders. Therefore, a bankruptcy proceeding could lead to a total loss of your investment in the Company.

Terms of the 2020 Notes

The terms of the 2020 Notes are set forth in an indenture to be entered into among the Company, the guarantors named therein and Wilmington Savings Fund Society, FSB, as trustee (the “2020 Notes Indenture”).

Interest: The 2020 Notes will accrue interest at 12.0% per annum (with 2% payable as PIK Interest as described below) computed on the basis of a 360-day year composed of twelve 30-day months. Interest is payable on March 31, June 30, September 30, and December 31of each year.

Maturity Date: The 2020 Notes will mature on March 15, 2020.

Security and Guarantees: The 2020 Notes will be secured by a first lien on substantially all of the assets of the Company and its subsidiaries and will be guaranteed by the Company’s subsidiaries, Agri-Energy, LLC and Gevo Development, LLC.

Principal Amount: The maximum aggregate principal amount of 2020 Notes the Company anticipates it will issue to the Holders pursuant to the Purchase Agreement is approximately $21.5 million (assuming full exercise of the $5 million Holder Option).

PIK Interest: Under certain circumstances, the Company will have the option to pay a portion of the interest due on the 2020 Notes by either (a) increasing the principal amount of the 2020 Notes by the amount of interest then due or (b) issuing additional 2020 Notes with a principal amount equal to the amount of interest then due (interest paid in the manner set forth in clause (a) or (b) being referred to as “PIK Interest”). In the event the Company pays any portion of the interest due on the 2020 Notes as PIK Interest, the maximum aggregate principal amount of 2020 Notes that could be convertible into shares of the Company’s common stock will be increased. Additional shares of the Company’s common stock may also become issuable pursuant to the 2020 Notes in the event the Company is required to make certain Make-Whole Payments (as defined below).

Conversion and Conversion Price: The 2020 Notes are convertible at the option of the Holders. The 2020 Notes will have an initial conversion price (the “Conversion Price”) equal to the lessor of (i) $1.1960 per share, or 0.8361 shares of common stock per $1.00 principal amount of the 2020 Notes, or (ii) the closing price of the Company’s common stock on the date of the Exchange plus 15%.

Conversion Price Reset and Adjustments: In addition, the Holders will have a one-time right to reset the Conversion Price (the “Reset Provision”) upon any equity financing that occurs within 180 days following the Exchange (the “Reset Period”) in accordance with the following reset calculations: (i) in the first 90 days following the Exchange, at a 25% premium to the common stock price in the equity financing and (ii) after 90 and within and including 180 days following the Exchange, at a 35% premium to the common stock share price in the equity financing. Following exercise of the Reset Provision, the Holders will also have a right to consent to certain equity financings by the Company during the Reset Period.

Other than as set forth in the Reset Provision, the 2020 Notes will not contain any anti-dilution adjustments for future equity issuances that are below the Conversion Price, and adjustments to the Conversion Price would only generally be made in the event that there is a dividend or distribution paid on shares of the Company’s common stock, a subdivision, combination or reclassification of the Company’s common stock, or at the discretion of the Board in limited circumstances and subject to certain conditions.

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Make-Whole Payments: The 2020 Notes will provide for certain make-whole payments (the “Make-Whole Payments”) to be made by the Company to the Holders as follows: (a) each Holder who exercises its option to voluntarily convert any of its 2020 Notes will receive a make-whole payment for the converted 2020 Notes in an amount equal to any unpaid interest that would otherwise have been payable on such 2020 Notes through the applicable maturity date; (b) each Holder whose 2020 Notes are converted in a mandatory conversion will receive a make-whole payment for the converted 2020 Notes in an amount equal to any unpaid interest that would have otherwise been payable on such 2020 Notes through the applicable maturity date; and (c) each Holder who exercises its option to require the Company to repurchase any or all of such Holder’s 2020 Notes upon the occurrence of a Fundamental Change (as defined in the 2020 Notes Indenture) will receive a cash make-whole payment for the repurchased 2020 Notes in an amount equal to any unpaid interest that would otherwise have been payable on such 2020 Notes through the applicable maturity date. A fundamental change includes, among other things, the Company’s common stock ceasing to be listed on a national securities exchange.

Conversion Limitations: Under the 2020 Notes Indenture, each Holder has agreed not to convert its 2020 Notes into shares of our common stock to the extent that, after giving effect to such conversion, the number of shares of our common stock beneficially owned by such Holder and its affiliates would exceed 4.99% of our common stock outstanding at the time of such conversion (the “4.99% Ownership Limitation”); provided that a Holder may, at its option and upon 61 days’ prior notice to the Company, increase such threshold to 9.99% (the “9.99% Ownership Limitation”).

If the Company is prohibited from issuing shares of its common stock to Holders due to the 4.99% Ownership Limitation or the 9.99% Ownership Limitation, in lieu of issuing such number of shares of common stock in excess of the ownership limitations, the Company will issue a pre-funded warrant to acquire such shares of our common stock (the “Warrant”). Each Warrant has a term of nine months, subject to a six month extension, which it can draw down from time to time. The Warrants generally have the same terms as the other pre-funded warrants previously issued by the Company, except that no additional consideration will be paid to the Company upon the exercise of the Warrant.

Registration Rights: While the Exchange will be exempt from registration with the SEC under Rule 3(a)(9) of the Securities Act of 1933, as amended, the Company has agreed to certain registration rights for the Company’s common stock to be issued upon the conversion of any 2020 Notes issued pursuant to the exercise of the Holder’s Option, along with any common stock issuable upon PIK Interest or Make Whole Payments in connection with such 2020 Notes, or to be issued upon exercise of any Warrant granted to the Holders.

Assignment: The 2020 Notes Indenture also contains limitations on the ability of the Holder to assign or otherwise transfer its interest in the 2020 Notes.

Other Terms: The 2020 Notes Indenture contains provisions substantially similar to the Existing Notes, including customary affirmative and negative covenants for agreements of this type and events of default, restrictions on disposing of certain assets, granting or otherwise allowing the imposition of a lien against certain assets, incurring certain amounts of additional indebtedness, making investments, acquiring or merging with another entity, and making dividends and other restricted payments, unless the Company receives the prior approval of the required Holders.

The Exchange

The Exchange is governed by the terms of the Purchase Agreement, which contains customary representations and warranties of the Company, covenants, events of default and closing conditions. The Holders agreed to exchange all of the Existing Notes (currently approximately $16.5 million in principal amount) for an equal principal amount of 2020 Notes. The Company agreed in the Purchase Agreement to submit this proposal for approval by stockholders no later than June 15, 2017, subject to the Company’s ability to adjourn or postpone the meeting in certain circumstances. Stockholder approval of this proposal is a closing condition of the Exchange. Upon completion of the Exchange, the Existing Notes will be cancelled.

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Impact of the NASDAQ Rules

NASDAQ Rule 5635(d) requires us to obtain stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by us of our common stock (or securities convertible into or exercisable for our common stock) equal to 20% or more of the outstanding common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of the book or market value of our common stock on the date of entry into a definitive agreement providing for the transaction.

Based on an initial Conversion Price of $1.1960 per share and assuming the issuance of the full initial $21.5 million aggregate principal amount of 2020 Notes issuable under the Purchase Agreement and the 2020 Notes Indenture, including the full exercise of the $5 million Holder Option (without giving effect to any PIK Interest), the issuance of the 2020 Notes would involve the issuance of securities convertible into 20% or more of our outstanding common stock. Although the initial Conversion Price exceeds the market value of our common stock on April 19, 2017, the date of signing the Purchase Agreement, NASDAQ has interpreted the inclusion of features such as the Reset Provision and Make-Whole Payments in convertible securities as effectively reducing the conversion price of such securities. Accordingly, even though the Conversion Price exceeds the market value of our common stock on April 19, 2017, we have determined that the existence of the Reset Provision, the Make-Whole Payments, the potential adjustment to the Conversion Price on the Exchange Date, and certain consent rights of the Holders related to Company equity offerings may cause the 2020 Notes and the potential issuance of our common stock upon conversion of, or otherwise issuable in connection with, the 2020 Notes (including pursuant to a Warrant) to be issued at an effective conversion price equal to less than the greater of the book or market value of our common stock on April 19, 2017, thus requiring stockholder approval pursuant to NASDAQ Rule 5635(d).

Impact of Stockholder Approval

The consummation of the Exchange is conditioned on the approval of this proposal by our stockholders. If stockholders do not approve this proposal, the Exchange will not occur. The 2020 Notes will not be issued to the Holders and the Existing Notes will remain outstanding and mature on June 23, 2017, requiring us to pay the full principal amount due under the outstanding Existing Notes on June 23, 2017 (currently $16.5 million).

Under the 2020 Notes Indenture and the Warrant, each Holder has agreed not to convert its 2020 Notes into shares of our common stock (or exercise their Warrant for issuance of shares of our common stock) to the extent that, after giving effect to such conversion (or exercise of the Warrant), the number of shares of our common stock beneficially owned by such Holder and its affiliates would exceed the applicable 4.99% Ownership Limitation or 9.99% Ownership Limitation. Subject to the foregoing limitations, the 2020 Notes will be convertible into shares of our common stock at any time. We have no control over whether the Holders will convert all or any portion of the 2020 Notes into shares of our common stock.

The foregoing description of the Purchase Agreement and the 2020 Notes issuable thereunder are summaries and do not purport to be complete. Stockholders should read the full text of the Purchase Agreement, the form of the 2020 Notes Indenture and the form of the Warrant, which were included as exhibits to the Company’s Current Report on Form 8-K filed with the SEC on April 20, 2017, for a more detailed account of the terms and conditions. Copies of these documents are also available from us free of charge upon request.

Dilution and Potential Adverse Impact of the Conversion of the 2020 Notes

The conversion of all or any portion of the 2020 Notes into shares of our common stock and other issuances of our common stock related to the 2020 Notes could have a dilutive effect on our current stockholders in that the percentage ownership of the Company held by our current stockholders would decline as a result of the issuance of additional shares of our common stock upon conversion of or common stock issuances related to the 2020

GEVO, INC. | 2017 PROXY STATEMENT | 12

Notes. As a result, our current stockholders would own a smaller proportionate interest in the Company and therefore have less ability to influence corporate decisions requiring stockholder approval. The issuance of shares of our common stock upon conversion of, or in relation to, the 2020 Notes could also have a dilutive effect on our book value per share and on any future earnings per share, and the sale or any resale of such shares could cause prevailing market prices for our common stock to decline.

Because of the Reset Provision, other consented resets to the Conversion Price, and potential conversion price adjustments that will be contained in the 2020 Notes Indenture, the exact magnitude of the dilutive effect of the 2020 Notes cannot be conclusively determined but may be material to our current stockholders. By way of example, based on the initial Conversion Price of $1.1960 per share, and assuming that the full initial $21.5 million aggregate principal amount of 2020 Notes is issued, including the full exercise of the $5 million Holder Option, up to a maximum of 17,970,092 shares of our common stock would be issuable upon conversion of the 2020 Notes (without giving effect to any PIK Interest, Make-Whole Payments or any potential Conversion Price resets or adjustments). Based on the 15,074,854 shares of our common stock outstanding as of April 20, 2017, the shares issued upon conversion of the 2020 Notes would represent approximately 54% of our outstanding common stock (after giving effect to such conversion).

Consequences of Not Receiving Stockholder Approval

As stated above, the consummation of the exchange of the Existing Notes for the 2020 Notes is conditioned on the approval of this proposal by our stockholders. If stockholders do not approve this proposal, the 2020 Notes will not be issued to the Holders and the Existing Notes will remain outstanding.

The Existing Notes mature on June 23, 2017 and currently have an outstanding principal balance of approximately $16.5 million. At maturity of the Existing Notes on June 23, 2017, we would face a severe liquidity crisis expending a majority or all of our available cash on hand to repay the Existing Notes. We would have to identify new financing arrangements to fund our operations for the remainder of 2017 and beyond, which may not be available on favorable terms, or at all. Failure to raise additional capital would have a material adverse effect on our business, results of operations and future prospects. We may be forced to seek the protection of bankruptcy court by filing for bankruptcy. A bankruptcy proceeding could lead to a total loss of your investment in the Company.

Vote Required and Board Recommendation

The approval of the potential issuance of more than 19.99% of our outstanding common stock upon conversion of, or related to, the 2020 Notes (including, but not limited to, PIK Interest, any shares of our common stock issuable in satisfaction of the Make-Whole Payments or any increase in the number of shares issuable upon conversion based on the reset or consent provisions), at a Conversion Price equal to less than the greater of the book or market value of our common stock, requires the affirmative vote of a majority of the total votes cast on the proposal at the Annual Meeting, either in person or by proxy. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

APPROVAL, FOR PURPOSES OF NASDAQ RULES, OF THE POTENTIAL ISSUANCE

OF MORE THAN 19.99% OF THE COMPANY’S OUTSTANDING COMMON STOCK

UPON CONVERSION OF, OR RELATED TO, THE 2020 NOTES.

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PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board of Directors (the “Audit Committee”) has appointed Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending on December 31, 2017, and urges you to vote for ratification of Grant Thornton LLP’s appointment. Grant Thornton LLP served as our independent registered public accounting firm for the years ended December 31, 2015 and December 31, 2016.    Stockholder ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm is not required by our Amended and Restated Bylaws (“Bylaws”) or otherwise. However, the Board of Directors is submitting the appointment of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain Grant Thornton LLP. Even if the selection is ratified, the Board of Directors and the Audit Committee may, in their discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our Company and our stockholders.

We expect representatives of Grant Thornton LLP to be present at the Annual Meeting and available to respond to appropriate questions by stockholders. Additionally, the representatives of Grant Thornton LLP will have the opportunity to make a statement if they so desire.

Principal Accountant Fees and Services

The following table presents the aggregate fees billed or accrued for professional services rendered by Grant Thornton LLP during the last two fiscal years:

Type	2016	2015
Audit Fees	$663,534	$403,740
Audit Related Fees	—	—
Tax Fees	—	21,830
All Other Fees	—	—

Total Fees	$663,534	$425,570

Audit Fees — This category includes the aggregate fees for professional services rendered by the independent auditor for the audit of our annual financial statements, review of financial statements included in our Registration Statement on Form S-3 and quarterly reports filed with the SEC, and services that are normally provided by the independent auditors in connection with other statutory and regulatory filings made by the Company during those fiscal years.

Tax Fees — This category includes the aggregate fees for professional services rendered by the independent auditor for tax compliance, tax planning and tax advice.

Audit Committee’s Pre-Approval Policies and Procedures

Before our independent registered public accounting firm is engaged by us to render audit or non-audit services, each such engagement is approved by our Audit Committee. From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

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Our Audit Committee may delegate the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm to one or more subcommittees (including a subcommittee consisting of a single member). Any approval of services by a subcommittee of our Audit Committee pursuant to this delegated authority is reported at the next meeting of our Audit Committee.

Vote Required and Board of Directors Recommendation

Stockholder ratification of Grant Thornton LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be treated as shares present and entitled to vote and will therefore have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors with its oversight responsibilities regarding the Company’s financial reporting process. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the Company’s accounting policies, internal audit function, internal control over financial reporting and disclosure controls and procedures. Grant Thornton LLP, the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s financial statements.

We have reviewed and discussed with management and Grant Thornton LLP our audited financial statements. We discussed with Grant Thornton LLP the overall scope and plans of their audit. We met with Grant Thornton LLP, with and without management present, to discuss the results of its examinations, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

With regard to the fiscal year ended December 31, 2016, the Audit Committee (i) reviewed and discussed with management our audited consolidated financial statements as of December 31, 2016, and for the year then ended; (ii) discussed with Grant Thornton LLP the matters required by Public Company Accounting Oversight Board (PCAOB) AS Section 1301, Communications with Audit Committees; (iii) received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the Audit Committee regarding independence; and (iv) discussed with Grant Thornton LLP their independence.

Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the Securities and Exchange Commission.

Respectfully submitted,

AUDIT COMMITTEE

Gary W. Mize, Chair
Ruth I. Dreessen
Johannes Minho Roth

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PROPOSAL 4

ADVISORY VOTE TO APPROVE THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our stockholders the opportunity to vote on a non-binding, advisory resolution, commonly known as a “say-on-pay” vote, to approve the compensation of our named executive officers as described in this proxy statement in the section titled “Compensation Discussion and Analysis,” beginning on page 29, the compensation tables beginning on page 35 and any related narrative discussion contained in this proxy statement. This proposal gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program.

Our executive compensation program is designed to retain, attract and incentivize talented, qualified senior executives to effectively manage and promote the success of our Company and to motivate them to pursue corporate objectives. To achieve this objective, the compensation committee of our Board of Directors (the “Compensation Committee”) has adopted a compensation approach that includes a mix of short-term and long-term components, cash and equity elements and fixed and contingent payments in proportions that we believe will provide appropriate incentives to regard our senior executives and management team. Under these programs, our executive officers are regarded for the achievement of both specific financial and strategic goals, which are expected to result in increased stockholder value.

Please read the “Compensation Discussion and Analysis” and the tables and related narrative discussion for additional details about our executive compensation programs, including information about the fiscal year 2016 compensation of our named executive officers.

Fiscal Year 2016 Compensation and Business Highlights

For the fiscal year ending December 31, 2016:

•	We completed construction of a full production line at the Luverne Plant allowing finished isobutanol to be produced on site.

•	We produced 190,000 gallons of isobutanol during the fourth quarter of 2016 and approximately 440,000 gallons of isobutanol for the year ended December 31, 2016, both records for the Company.

•	Achieved 2016 variable cost of production targets for isobutanol.

•	Our renewable jet fuel was successfully included in ASTM D7566 (Standard Specification for Aviation Turbine Fuel Containing Synthesized Hydrocarbons) thereby permitting the Company’s renewable jet fuel to be used for up to a 30% blend in conventional jet fuel for commercial flights.

•	We significantly improved balance sheet at December 31, 2016 by increasing cash and cash equivalents by approximately $10.8 million, and reducing the issued and outstanding debt represented by our outstanding 7.5% Convertible Senior Notes due 2022 from $22.4 million to $9.575 million, in each case as compared to the outstanding balances at December 31, 2015.

•	No equity awards were made to our named executive officers during 2016, other than for Mr. Williams in connection with his initial hiring as our General Counsel & Secretary.

In light of the above, we believe that the compensation of our named executive officers for fiscal 2016 was appropriate and reasonable, and that our compensation policies and procedures are sound and in the best interests of our Company and our stockholders. Additionally, we believe that our compensation policies and procedures are effective in achieving our goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of the stockholders and motivating the executives to remain with the Company for long and productive careers.

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Accordingly, the following resolution will be submitted for a stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory and non-binding basis, the compensation of our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in this proxy statement.”

Vote Required and Board Recommendation

This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement. Approval of the above resolution requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual meeting. Abstentions will be treated as shares present and entitled to vote and will therefore have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

As an advisory vote, the outcome of the vote on this proposal is not binding upon us. However, our Compensation Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of this vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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PROPOSAL 5

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, every six years our stockholders have the opportunity to cast an advisory vote on whether an advisory vote to approve the compensation of our named executive officers should occur every one, two or three years.

The Board of Directors recommends that stockholders vote to hold an advisory vote on executive compensation every two years, or a biennial vote. This recommendation is based upon the premise that our long term strategy is directed to the initial commercialization of isobutanol and the execution of that strategy is best supported by a compensation program for our named executive officers that considers performance over longer periods of time. In determining to recommend that stockholders vote for a frequency of once every two years, the Board of Directors concluded that an advisory vote at this frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results. An advisory vote occurring once every two years will permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices, including changes made in response to the outcome of a prior advisory vote on executive compensation, while ensuring that stockholders have sufficient time to evaluate the effectiveness of such policies and practices.

Additionally, a biennial vote will provide us with the time to thoughtfully respond to the views of our stockholders and implement any necessary changes. We carefully review changes to our executive compensation program to ensure that the program appropriately aligns our named executive officers’ interests with the long-term interests of our stockholders and to ensure that the program appropriately balances risk and reward. We therefore believe that a vote every two years is an appropriate frequency to provide sufficient time to thoughtfully consider stockholders’ input and to implement any appropriate changes to our executive compensation program.

Our Compensation Committee, which administers our executive compensation programs, values the opinions expressed by our stockholders in these votes and will consider the outcome of these votes in making its decisions on executive compensation.

Vote Required and Board Recommendation

You may cast your vote on your preferred voting frequency by choosing one year, two years, three years or abstain from voting when you vote in response to this proposal.

The voting frequency option that receives the highest number of votes cast by stockholders will be deemed the frequency that has been selected by stockholders. However, because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board of Directors may decide that it is in the best interests of our Company and our stockholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF “TWO YEARS” FOR FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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INFORMATION REGARDING THE BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE

General

This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our Corporate Governance Guidelines, the charters of the committees of our Board of Directors and our Code of Business Conduct and Ethics described below may be viewed on our website at http://ir.gevo.com under the heading “Corporate Governance.” Alternately, you can request a copy of any of these documents free of charge by writing to our Secretary, c/o Gevo, Inc., 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112.

Our Board of Directors has adopted corporate governance guidelines to assist the Board of Directors in the exercise of its duties and responsibilities and to serve the best interests of our Company and our stockholders. The corporate governance guidelines are available for review on our website at http://ir.gevo.com under the heading “Corporate Governance.” These guidelines, which provide a framework for the conduct of our Board of Directors’ business, provide:

•	that the Board’s principal responsibility is to oversee the management of the Company;

•	criteria for Board membership;

•	that a majority of the members of the Board of Directors shall be independent directors;

•	limits on a director’s service on boards of directors of other public companies;

•	for the appointment of a lead independent director;

•	that the independent directors meet regularly in executive session;

•	that at least annually, the Board of Directors and its committees will conduct a self-evaluation; and

•	that directors have complete access to all officers and employees.

Director Independence

As required by NASDAQ listing standards, a majority of the members of our Board of Directors must qualify as “independent,” as affirmatively determined by our Board of Directors. The Board of Directors consults with our legal counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable NASDAQ listing standards.

The Board of Directors has unanimously determined that all of our current directors, other than Mr. Gruber, are “independent” directors as that term is defined by the NASDAQ listing standards. In making this determination, the Board of Directors has affirmatively determined, considering broadly all relevant facts and circumstances regarding each independent director, that none of the independent directors has a material relationship with us (either directly or as a partner, stockholder, officer or affiliate of an organization that has a relationship with us). In addition, based upon such standards, the Board of Directors determined that Mr. Gruber is not “independent” because he is our Chief Executive Officer.

Board Leadership Structure

The Board of Directors believes that its current independent Chairperson structure is best for our Company and provides good corporate governance and accountability. The Board of Directors does not have a fixed policy regarding the separation of the roles of the Chairperson of the Board and the Chief Executive Officer because it believes the Board of Directors should be able to freely select the Chairperson based on criteria that it deems to be in the best interests of the Company and its stockholders. The functions of the Board of Directors are carried

GEVO, INC. | 2017 PROXY STATEMENT | 20

out by the full Board, and when delegated, by the Board committees. Each director is a full and equal participant in the major strategic and policy decisions of our Company.

Ms. Ruth I. Dreessen is the Chairperson of our Board and Mr. Patrick Gruber is our Chief Executive Officer. Ms. Dreessen was originally appointed to the Board of Directors in 2012, and was subsequently elected to the Board of Directors by our stockholders at the 2014 Annual Meeting of Stockholders. The Board of Directors believes that the current structure of a separate Chairperson of the Board and Chief Executive Officer is the optimum structure for the Company at this time.

Board Role in Risk Oversight

The risk oversight function of the Board of Directors is carried out by both the full Board and the Audit Committee. The Board of Directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our Audit Committee meets periodically with management to discuss our major financial and operating risk exposures and the steps, guidelines and policies taken or implemented relating to risk assessment and risk management. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest and oversees management of risks associated with environmental, health and safety concerns. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is informed about such risks by the committees.

Board Meetings and Annual Stockholders Meetings

The Board of Directors is responsible for overseeing the management of our business. We keep our directors informed of our business at meetings and through reports and analyses presented to the Board of Directors and the Board committees. Regular communications between our directors and management also occur apart from meetings of the Board of Directors and Board committees. During fiscal year 2016, there were thirty-five meetings of the Board of Directors. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and Board committees on which they served. While we do not have a formal policy requiring our directors to attend stockholder meetings, directors are invited and encouraged to attend all meetings of stockholders. No directors or stockholders attended the 2016 Annual Meeting of Stockholders.

Information Regarding Board Committees

Our Board of Directors has established a standing Audit Committee, a standing Compensation Committee and a standing Nominating and Corporate Governance Committee to devote attention to specific subjects and to assist it in the discharge of its responsibilities. All three committees operate under written charters adopted by our Board of Directors, each of which is available on our website at http://ir.gevo.com under the heading “Corporate Governance.” The following table provides membership and meeting information for fiscal year 2016 for each of the Board of Directors committees.

Name	Audit			Compensation			Nominating and Corporate Governance
Patrick R. Gruber		—			—			—
Ruth I. Dreessen	✓			✓			✓	(+	)
Andrew J. Marsh		—		✓	(+	)		—
Gary W. Mize	✓	(+	)	✓				—
Johannes Minho Roth	✓				—			—
William H. Baum		—			—		✓

Total meetings in fiscal year 2016		5			6			3

(+)     Committee Chair

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Below is a description of each committee of our Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee appoints the independent registered public accounting firm; evaluates the independent registered public accounting firm’s qualifications, independence and performance; determines the engagement of the independent registered public accounting firm; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law; reviews our consolidated financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC; reviews our critical accounting policies and estimates; and annually reviews the Audit Committee charter and the committee’s performance.

The current members of our Audit Committee are Ruth I. Dreessen, Gary W. Mize and Johannes Minho Roth, each of whom is a non-employee member of our Board of Directors. Our Board of Directors has determined that all members of our Audit Committee meet the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board of Directors has further determined that Ms. Dreessen is our audit committee financial expert, as that term is defined under the applicable rules of the SEC, and has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ, a copy of which can be found on our website at http://ir.gevo.com under the heading “Corporate Governance.”

Compensation Committee

Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The Compensation Committee also recommends to our Board of Directors the issuance of stock options and other awards under our stock plans. The Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board of Directors to grant stock awards under the Company’s equity incentive plans to persons who are not (a) “Covered Employees” under Section 162(m) of the Code; (b) individuals with respect to whom the Company wishes to comply with Section 162(m) of the Code; or (c) then subject to Section 16 of the Exchange Act.

The current members of our Compensation Committee are Ruth I. Dreessen, Andrew J. Marsh and Gary W. Mize, each of whom is a non-employee member of our Board of Directors. Mr. Marsh serves as the Chair of the committee. Our Board of Directors has determined that each of the members of our Compensation Committee is an independent or outside director under the applicable rules and regulations of the SEC, NASDAQ and the Code, relating to Compensation Committee independence. The Board of Directors also considered whether any member of the Compensation Committee has a relationship to us which is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including

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the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by us to such director, and whether such director is affiliated with us, one of our subsidiaries or an affiliate of one of our subsidiaries. The Board of Directors concluded that there are no business relationships that would interfere with the exercise of independent judgment by any of the members of our Compensation Committee.

The Compensation Committee operates under a written charter, a copy of which can be found on our website at http://ir.gevo.com under the heading “Corporate Governance.” On an annual basis, the Compensation Committee reviews and evaluates its written charter and the performance of the committee and its members, including compliance of the committee with its written charter.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Ruth I. Dreessen, Andrew J. Marsh and Gary W. Mize. None of our executive officers currently serves, or served during 2016, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. No member of our Compensation Committee has ever been an executive officer or employee of the Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board of Directors concerning governance matters.

The current members of our Nominating and Corporate Governance Committee are Ruth I. Dreessen and William H. Baum, each of whom is a non-employee member of our Board of Directors. Ms. Dreessen serves as the Chair of the committee. Our Board of Directors has determined that each of the members of our Nominating and Corporate Governance Committee is an independent director under the applicable rules and regulations of the SEC and NASDAQ relating to Nominating and Corporate Governance Committee independence. The Nominating and Corporate Governance Committee operates under a written charter, a copy of which can be found on our website at http://ir.gevo.com under the heading “Corporate Governance.” On an annual basis, the Nominating and Corporate Governance Committee reviews and evaluates its written charter and the performance of the committee and its members, including compliance of the committee with its written charter.

Consideration of Director Nominees

Director Qualifications

There are no specific minimum qualifications that the Board of Directors requires to be met by a director nominee recommended for a position on our Board of Directors, nor are there any specific qualities or skills that are necessary for one or more members of our Board of Directors to possess, other than as are necessary to meet the requirements of the rules and regulations applicable to us. The Nominating and Corporate Governance Committee considers a potential director candidate’s experience, areas of expertise and other factors relative to the overall composition of our Board of Directors and its committees, including the following characteristics: experience, judgment, commitment (including having sufficient time to devote to the Company), skills, diversity and expertise appropriate for the Company. In assessing potential directors, the Nominating and Corporate Governance Committee may consider the current needs of the Board of Directors and the Company to maintain a balance of knowledge, experience and capability in various areas.

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Stockholder Nominations

The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether a candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors at an annual meeting of stockholders must do so by delivering a written recommendation to the Nominating and Corporate Governance Committee, c/o Gevo, Inc., 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112, Attn: Secretary, by the time period set forth in our Bylaws. See “Stockholder Proposals and Director Nominations” on page 44 of this proxy statement.

Each written recommendation must set forth, among other information:

•	the name and address of the stockholder of record and any beneficial owner on whose behalf the nomination is being made;

•	the class, series and number of shares of common stock of the Company, and any convertible securities of the Company, that are beneficially owned by the stockholder of record and any beneficial owner on whose behalf the nomination is being made;

•	any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such stockholder of record and any beneficial owner on whose behalf the nomination is being made;

•	any proxy, agreement, arrangement, understanding or relationship pursuant to which such stockholder of record and any beneficial owner on whose behalf the nomination is being made has or shares a right to vote any shares of any class or series of the Company;

•	any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such stockholder of record and any beneficial owner on whose behalf the nomination is being made;

•	the proposed director candidate’s name, age, business address and residential address;

•	complete biographical information for the proposed director candidate, including the proposed director candidate’s principal occupation or employment and business experience for at least the previous five years;

•	the class and number of shares of common stock of the Company that are beneficially owned by the proposed director candidate and any convertible securities of the Company that are beneficially owned by the director candidate as of the date of the written recommendation;

•	a completed and signed questionnaire, representation and agreement from the director candidate, as further described in our Bylaws; and

•	any other information relating to the proposed director candidate that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A promulgated under the Exchange Act.

Director candidate nominations from stockholders must be provided in writing and must include the written consent of each proposed nominee to serve as a director if so elected. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to director nominations.

If a proposed director candidate is recommended by a stockholder in accordance with the procedural requirements discussed above, the Secretary will provide the foregoing information to the Nominating and Corporate Governance Committee.

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Evaluating Nominees for Director

Our Nominating and Corporate Governance Committee considers director candidates that are suggested by members of the committee, other members of our Board of Directors, members of management, advisors and our stockholders who submit recommendations in accordance with the requirements set forth in our Bylaws, as described above. Our Board of Directors has in the past engaged a third-party search firm to identify potential candidates for consideration by the Nominating and Governance Committee and election to our Board of Directors. The Nominating and Corporate Governance Committee may, in the future, retain third-party search firms to identify Board of Directors candidates on terms and conditions acceptable to the Nominating and Corporate Governance Committee to assist in the process of identifying or evaluating director candidates. The Nominating and Corporate Governance Committee evaluates all nominees for director using the same approach whether they are recommended by stockholders or other sources. The Nominating and Corporate Governance Committee reviews candidates for director nominees in the context of the current composition of our Board of Directors and committees, the operating requirements of the Company and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers the director nominee’s qualifications, diversity, skills and such other factors as it deems appropriate given the current needs of the Board of Directors, the committees and the Company, to maintain a balance of knowledge, experience, diversity and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Board of Directors, the committees and the Company during their term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee will also determine whether the nominee must be independent for NASDAQ purposes, which determination will be based upon applicable NASDAQ listing standards and applicable SEC rules and regulations. Although we do not have a formal diversity policy, when considering diversity in evaluating director nominees, the Nominating and Corporate Governance Committee focuses on whether the nominees can contribute varied perspectives, skills, experiences and expertise to the Board of Directors.

The Nominating and Corporate Governance Committee will evaluate the proposed director’s candidacy, including proposed candidates recommended by stockholders, and recommend whether the Board of Directors should nominate the proposed director candidate for election by our stockholders.

Stockholder Communications with the Board of Directors

Any stockholder or interested party who desires to contact our Board of Directors, or specific members of our Board of Directors, may do so electronically by sending an email to the following address: directors@gevo.com. Alternatively, a stockholder may contact our Board of Directors, or specific members of our Board of Directors, by writing to: Gevo, Inc., 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112, Attn: Secretary. All such communications will be initially received and processed by the office of our Secretary. Communications concerning accounting, audit, internal accounting controls and other financial matters will be referred to the Chair of the Audit Committee. Other matters will be referred to the Board of Directors, the non-employee directors or individual directors as appropriate.

The Board of Directors has instructed the Secretary to review all communications so received and to exercise his discretion not to forward to the Board of Directors correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters and personal grievances. However, any director may at any time request the Secretary to forward any and all communications received by the Secretary but not forwarded to the directors.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics which applies to all of our employees, officers (including our principal executive officer, principal financial officer, and principal

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accounting officer or controller, or persons performing similar functions), directors and consultants. The full text of our code of business conduct and ethics has been posted on our website at http://ir.gevo.com under the heading “Corporate Governance.” We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Stock Ownership Guidelines

Our Board of Directors believes that stock ownership by the Company’s directors and members of senior management better aligns their interests with those of our stockholders. Under the stock ownership guidelines established by the Board of Directors, each of the members of the Company’s senior management team and Board of has ownership targets for common stock of our company with an average market value equal to the following amounts for as long as he or she remains an executive officer or director:

Position	Stock Ownership Target
Chief Executive Officer	Three Times (3.0x) Base Salary
Other Senior Management (Senior Vice President or above)	Two Times (2.0x) Base Salary
Non-Employee Directors	Three Times (3.0x) Annual Cash Retainer

All individuals subject to these guidelines are expected to retain ownership of fifty percent (50%) of all stock received pursuant to equity incentive awards under the Company’s equity incentive plans (on an after-tax basis) until such individual’s applicable ownership level has been achieved. Each member of the senior management team is expected to meet the stock ownership guidelines within five years of the later of (i) April 14, 2016, and (ii) the date of hire. Each member of the Board of Directors is expected to meet the stock ownership guidelines within five years of the later of (i) April 14, 2016, and (ii) the date that he or she first becomes a member of the Board of Directors. All of our directors and named executive officers are within their applicable phase-in periods with respect to the stock ownership guidelines. Given the limited number of shares currently available for issuance under the Gevo, Inc. Amended and Restated 2010 Stock Incentive Plan (the “2010 Plan”), achievement of the targets established under these stock ownership guidelines will be difficult.

The following securities count in determining compliance with the stock ownership guidelines: (i) shares owned outright by the executive or his or her immediate family members residing in the same household; (ii) restricted stock issued as part of an executive’s annual or other bonus whether or not vested; (iii) restricted stock units issued as part of an executive’s annual or other bonus whether or not vested (iv) shares acquired upon the exercise of employee stock options; (v) shares underlying unexercised employee stock options times a factor of thirty-three percent; and (vi) shares held in trust.

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DIRECTOR COMPENSATION

Non-Employee Director Compensation Policy

Our Board of Directors compensation policy provides for the following compensation to our non-employee directors:

Initial Equity Grant.    Each non-employee director who joins our Board typically receives an equity grant under our stock incentive plan upon his or her initial appointment to our Board as determined by the Compensation Committee.

Annual Equity Grant.    Each non-employee director receives an annual equity grant under our stock incentive plan in an amount valued at $75,000, subject to approval by the Compensation Committee.

Annual Cash Retainers. Each non-employee member of our Board receives an annual cash retainer of $50,000. The Chairperson receives an additional annual cash retainer of $25,000 and the Chair of the Audit Committee receives an additional annual cash retainer of $10,000. Annual cash retainers are paid in advance on July 1st of each year.

Each non-employee director is also reimbursed for reasonable travel and other expenses in connection with attending meetings of the Board of Directors and any committee on which he or she serves.

We do not compensate Mr. Gruber, our Chief Executive Officer, for his service on the Board.

2016 Director Compensation

The following table sets forth information regarding compensation earned by our non-employee directors during the fiscal year ended December 31, 2016. In 2016, we did not grant equity awards to any of our non-employee directors.

Name	Fees earned or paid in cash ($)	Option awards ($)(1)	Stock awards ($)(1)	All other compensation ($)	Total ($)
Ruth I. Dreessen	75,000	—	—	—	75,000
Gary W. Mize	60,000	—	—	—	60,000
Andrew J. Marsh	50,000	—	—	—	50,000
Johannes Minho Roth	50,000	—	—	—	50,000
William H. Baum(1)	72,466	—	—	—	72,466

(1)	Includes payment of a pro-rated cash retainer for service from January 18, 2016, the date Mr. Baum joined the Board, through June 30, 2016.

The aggregate number of stock option and restricted stock unit awards outstanding for each of our non-employee directors as of December 31, 2016, is as follows:

Name	Number of Vested Stock Options	Number of Unvested Stock Options	Number of Unvested Restricted Stock Units
Ruth I. Dreessen	389	311	286
Gary W. Mize	389	311	286
Andrew J. Marsh	389	311	286
Johannes Minho Roth	389	311	286
William H. Baum	—	—	—

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EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers, as of April 21, 2017:

Name	Age	Position(s)
Patrick R. Gruber	56	Chief Executive Officer and Director
Christopher M. Ryan	55	President and Chief Operating Officer
Michael J. Willis	46	Chief Financial Officer and Executive Vice President of Corporate Development and Strategy
Geoffrey T. Williams, Jr.	49	General Counsel & Secretary

Biographical information for Mr. Patrick Gruber is provided above in this proxy statement as part of Proposal 1 – Election of Directors.

Christopher M. Ryan. has served as President and Chief Operating Officer of the Company since June 2011 and as Chief Technology Officer of the Company since September 2012, having previously served the Company as its Executive Vice President, Business Development since June 2009. Prior to joining the Company, he co-founded NatureWorks in 1997. Mr. Ryan served as Chief Operating Officer for NatureWorks from 2008 to 2009 and Chief Technology Officer for NatureWorks from 2005 to 2008, where he was involved in the development and commercialization of that company’s new biobased polymer from lab-scale production in 1992 through the completion of a $300 million world-scale production facility. Prior to 1992, Mr. Ryan served for four years in Corporate R&D for specialty chemical company HB Fuller Company. He has over 21 years of experience in strategic leadership, business development and research and product development in biobased materials.

Michael J. Willis has served as the Company’s Executive Vice President of Corporate Development and Strategy since December 2012, as Interim Chief Financial Officer from September 2013 to April 2014, and as Chief Financial Officer since April 2014. Prior to joining the Company, Mr. Willis spent over seven years working with the Virgin Group, most recently serving as a Principal with Virgin Green Fund, a private equity firm focused on the renewable energy and resource efficiency sectors. Mr. Willis was involved in the fund’s investment activities, including its investment in the Company, and worked in operational roles with some of the fund’s portfolio companies, including serving as acting Chief Financial Officer of DuraTherm, Inc. Previously, Mr. Willis worked with Virgin Management Limited in London in corporate development assisting several of the Virgin Group’s portfolio businesses internationally with strategy and corporate finance transactions. Mr. Willis has also worked in private equity and investment banking in the United States and Canada, focusing on mid-market transactions in a variety of sectors including technology, consumer products and retail. Mr. Willis is currently on the board of directors of Wildcat Discovery Technologies.

Geoffrey T. Williams, Jr. has served as General Counsel & Secretary of the Company since January 2016. Prior to joining the Company, he served as Chief Legal Officer and Secretary at Alacer Gold Corp., a publicly-traded gold mining company, from December 2011 until February 2014. From May 2009 through November 2011, he served as the Assistant General Counsel and Secretary of Intrepid Potash, Inc., a publicly-traded mining company. Prior to Intrepid Potash, Mr. Williams practiced corporate law for several large law firms where his practice focused on public and private mergers and acquisitions, corporate finance, securities offerings and regulation and corporate governance matters.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for the fiscal year ended December 31, 2016 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

On December 21, 2016, the Board of Directors approved a reverse split of our common stock at a ratio of one-for-twenty. This reverse stock split became effective on January 5, 2017 and, unless otherwise indicated, all share amounts, per share data, share prices, exercise prices and conversion rates set forth in this Compensation Discussion and Analysis and the related tables and other information contained in “Executive Compensation”, where applicable, been adjusted retroactively to reflect this reverse stock split.

Named Executive Officers

The individuals in the 2016 Summary Compensation Table set forth after this Compensation Discussion and Analysis are referred to as the “named executive officers.” Our named executive officers for the year ended December 31, 2016 were:

•	Patrick R. Gruber, Chief Executive Officer

•	Michael J. Willis, Chief Financial Officer and Executive Vice President of Corporate Development and Strategy

•	Christopher M. Ryan, President and Chief Operating Officer

•	Geoffrey T. Williams, Jr., General Counsel & Secretary

Compensation Philosophy and Objectives

We believe that every aspect of our compensation programs, including the mix of short-term and long-term, cash and equity, and fixed and contingent payments should enhance the Company’s ability to maximize stockholder value over time. Our specific objectives consistent with that philosophy are to:

•	provide a target level of total compensation sufficient to attract and retain the talent needed to formulate and execute our strategies;

•	deliver compensation in a manner that aligns the interests of our executive officers with our stockholders; and

•	achieve our attraction and alignment goals at a reasonable cost to the stockholders, mindful of our competing needs of conserving cash and limiting stockholder dilution.

To meet these objectives, we provide each named executive officer a cash salary, annual incentive payments based upon the achievement of corporate goals established by the Compensation Committee, regular grants of equity and other benefits typical of a company in our sector. While our objectives guide the development of our compensation programs, the Compensation Committee has the prerogative to alter our programs and practices according to the evolving needs of the Company, within the constraints of any agreements in place with individual employees.

Role of the Compensation Committee

The Compensation Committee has overall responsibility for evaluating and approving our executive officer compensation, benefits, severance, equity-based or other compensation plans, policies and programs, in each case

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consistent with our compensation philosophy. The Compensation Committee sets the Chief Executive Officer’s compensation, and generally considers the recommendations of the Chief Executive Officer with respect to the compensation of the other named executive officers.

The current members of our Compensation Committee are Andrew J. Marsh, Ruth I. Dreessen and Gary W. Mize. Each of these individuals qualifies as (i) an “independent director” under the requirements of NASDAQ, (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act, and (iii) an “outside director” under Section 162(m) of the Code.

Role of Executive Officers in Compensation Decisions

For executive officers other than our Chief Executive Officer, the Compensation Committee has historically sought and considered input from our Chief Executive Officer regarding such executive officers’ responsibilities, performance and compensation. Specifically, our Chief Executive Officer recommends base salary increases, equity award levels and the performance goals that are used throughout our compensation plans, and advises the Compensation Committee regarding the compensation program’s ability to attract, retain and motivate executive talent. Our Compensation Committee has and exercises the ability to materially increase or decrease the compensation amounts recommended by our Chief Executive Officer. Our Chief Executive Officer is also involved in our executive compensation process by providing input on the performance targets for our compensation plan, including the relative weight to be assigned to each performance target, and presenting data regarding the impact of the executive compensation programs on our financial performance. Our Compensation Committee routinely meets in executive session, and our Chief Executive Officer is not permitted to attend during sessions of the Compensation Committee and sessions of the Board of Directors where decisions are made regarding his compensation.

Role of Compensation Consultant

In 2011 and 2014, our Compensation Committee engaged Hodak Value Advisors (the “Hodak”), an independent consultant, to formulate a report and make recommendations to our Compensation Committee regarding executive compensation. In 2014, Hodak made recommendations to the Compensation Committee regarding executive compensation based on peer group and other market data supplemented by survey data for particular positions. The peer group companies chosen were primarily public biofuel and alternative energy companies that were comparable in size by revenue and market cap and were in similar stages of development as the Company at the time. In making its report to the Compensation Committee, Hodak used compensation peer data from the following companies:

Amyris, Inc.	Parabel, Inc.
Codexis, Inc.	TerraVia/Solazyme, Inc.
Genomatica, Inc.	Synthesis Energy Systems
Metabolix, Inc.	Rentech, Inc.
Myriant, Inc.

In 2014, Hodak used the peer group and market and survey data provided by Hodak to make the initial determination of the competitiveness of target total compensation for certain executives. Since 2014, the Compensation Committee has made adjustments down or up from such market-based determination based on its comprehensive assessment of retention risk for each executive, based in part on input from our Chief Executive Officer with regard to the positions that report to him. The Compensation Committee has not engaged Hodak or any other compensation consultant to perform any work since 2014.

Say-on-Pay Advisory Vote

In July 2015, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders approved the compensation of our named executive

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officers, with approximately 89% of stockholder votes cast in favor of the compensation of our named executive officers. As we evaluated our compensation practices and talent needs throughout fiscal years 2015 and 2016, our Board of Directors was mindful of the strong support our stockholders expressed for our philosophy of linking compensation to our operating objectives and the enhancement of stockholder value.

Executive Compensation Program

Our executive compensation program consists of five elements: base salary; annual bonuses; equity-based awards; benefits; and severance/change of control protection. These components allow us to attract, retain and motivate our executives in accordance with our compensation objectives. Cash salary, a minimum level of guaranteed equity for certain officers, and benefits typical of our sector comprise the fixed components of our total compensation. The variable components include a cash bonus and equity awards based on the performance of the Company and the executive.

Change of control and severance arrangements contribute to the retention of our employees and reduce the degree to which the possible loss of employment might affect our executives’ willingness to take risks and/or pursue strategic relationships and transactions that, while potentially beneficial to our stockholders, might result in the termination of the executives’ employment.

Our executives’ total compensation may vary significantly year to year based on Company, functional area and individual performance. Our Compensation Committee meets at least annually to evaluate and refine this program to ensure that these elements are balanced, and consistent with our compensation objectives to allow us to attract, retain and motivate our executives in a cost-effective manner.

Weighting of Elements in our Compensation Program

The allocation of emphasis across compensation elements is based on a subjective determination by the Compensation Committee of the importance of each element in meeting our overall objectives. In general, we seek to put a significant amount of each executive’s total potential compensation “at risk” based on corporate and/or individual performance. We believe that, as is common in the technology sector, stock option and other equity-based awards are significant in attracting and retaining employees and that salary and bonus levels are, in many instances, secondary considerations to many employees, particularly at the executive and managerial levels.

Base Salary

We provide a base salary to our named executive officers and other employees to compensate them for services rendered on a day-to-day basis during the fiscal year. Base salary will typically be used to recognize the experience, skills, knowledge and responsibilities required of each named executive officer, and should reflect the overall sustained performance and contributions to us by such officer over time. When determining the base salary for newly hired executive officers, the Compensation Committee considers the base salary of the individual at his or her prior employment and any unique personal circumstances that motivated the executive to leave that prior position and join us. Once base pay levels are initially determined, increases in base pay are generally made as appropriate to recognize changes in the competitive landscape, or enhanced roles or responsibilities.

The base salaries of Messrs. Gruber and Ryan were first established pursuant to employment agreements in June 2010, which became effective upon the closing of our initial public offering. The base salary of Mr. Ryan was increased in December 2011. The base salary of Mr. Willis was originally established in an agreement made in December 2012. As a result of his appointment to serve as Chief Financial Officer, Mr. Willis entered into a new offer letter agreement with the Company in April 2014 pursuant to which his base salary was increased, retroactive to the date of his appointment to serve as Interim Chief Financial Officer. The base salary of Mr. Williams was established in an offer letter agreement with the Company dated December 21, 2015. None of our executives is currently party to an employment agreement that provides for automatic or scheduled increases

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in base salary. However, on a periodic basis, base salaries for our executives, together with other components of compensation, are reevaluated. For 2016, the Compensation Committee did not increase the base salaries for any of our named executive officers.

The following table sets forth information regarding base salaries for fiscal year 2016 for our named executive officers:

Name of Executive Officer	2016 Base Salary Rate	Increase Over 2015 Base Salary
Patrick R. Gruber	$500,000	0%
Christopher M. Ryan	$335,000	0%
Michael J. Willis	$308,000	0%
Geoffrey T. Williams, Jr.(1)	$195,000	N/A

(1)	Mr. Williams joined the Company in January 2016.

Annual Bonuses

Target annual bonuses are an important component of the total target compensation necessary to attract and retain our needed talent. Annual bonus awards, to the extent they are earned, align the interests of executive officers and stockholders, in accordance with our compensation philosophy, by rewarding, and thereby encouraging, the achievement of value-creating goals of the Company.

Under the terms of their respective employment agreements, each executive is eligible to receive a bonus based on the achievement of certain business goals set by our Board of Directors on an annual basis. The target annual bonuses for our named executive officers, expressed as a percentage of their base salary, are as follows:

Name of Executive Officer	2016 Bonus Target (as % of 2016 base salary)
Patrick R. Gruber	50%
Christopher M. Ryan	40%
Michael J. Willis	40%
Geoffrey T. Williams, Jr	40%

In 2016, our Compensation Committee exercised its discretion to award annual incentive bonuses to certain of our named executive officers at the target percentage, as shown above, due to the achievement of certain 2016 corporate, financial and operational goals.

The primary performance factors considered by the Compensation Committee in determining the 2016 annual incentive bonuses included, among others:

•	Reductions in the production costs of isobutanol.

•	Achievement of targeted non-GAAP corporate-wide EBITDA burn rate.

•	Achievement of certain commercial development goals related to the Company’s renewable jet fuel, including, the addition of our renewable jet fuel to ASTM D7566 (Standard Specification for Aviation Turbine Fuel Containing Synthesized Hydrocarbons).

•	Achievement of certain financing goals.

Based on the Compensation Committee’s subjective evaluation of the above performance factors and in light of the Company’s performance in 2016, the Compensation Committee set a performance factor of 73% of

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target bonus for each of our named executive officers. The annual bonuses earned by our named executive officers in 2016 were as follows:

Name of Executive Officer	2016 Bonus Target	2016 Company Performance Factor	2016 Bonus(1)(2)
Patrick R. Gruber	$250,000	73%	$182,500
Christopher M. Ryan	134,000	73%	$97,820
Michael J. Willis	123,200	73%	$89,936
Geoffrey T. Williams, Jr	78,000	73%	$56,316

(1)	The 2016 bonus payments were made in February 2017.
(2)	Pro-rated to account for the start date of Mr. Williams’ employment with the Company on January 5, 2016.

In addition to the annual bonus, the employment agreements for our named executive officers provide that additional bonus amounts may be paid, at the discretion of our Board of Directors, to reflect each executive’s contributions to the accomplishment of our long-range business goals, the success of the corporate strategies in which the executive participates and the unique services that the executive provides in connection with increasing stockholder value. No additional discretionary amounts were paid under these provisions in 2016.

Equity-Based Awards

We provide equity-based awards to our executives as a component of competitive target total pay, and as a vehicle for enhancing ownership by our executives to better align their interests with the interests of our stockholders and to foster a culture of ownership. We typically make an initial equity award of stock options to new employees and periodic grants at other times, as approved by the Compensation Committee. Generally our Compensation Committee recommends, and our Board of Directors approves, equity awards during its first formal meeting of the fiscal year, which generally occurs in March of each year. Grants of restricted stock awards typically vest over three years. Grants of options have an exercise price that is at least equal to the fair market value of our common stock on the date of grant, as determined by our Board of Directors. For options granted to our named executive officers in 2010 and earlier, vesting commenced upon the executive officer’s respective date of hire, and continues over four years, subject to the executives’ continued employment with the Company. For the options granted to our named executive officers in 2011 and after, vesting generally commenced upon the date of grant, and continues over three years, subject to the executives’ continued employment with the Company.

The employment agreement with Mr. Ryan provides for annual minimum equity incentive awards with a fair market value of $200,000. However, due to the limited number of shares available for issuance under the 2010 Plan no equity incentive awards were made to Messrs. Gruber, Ryan and Willis during 2016. In connection with the hiring of Mr. Williams in January 2016, Mr. Williams received a stock option to purchase 1,250 shares of our common stock.

Benefits

We provide the following benefits to our named executive officers on the same basis provided to all of our Gevo, Inc. employees:

•	health, dental and vision insurance;

•	life insurance, short- and long-term disability, accidental death and dismemberment;

•	a 401(k) plan; and

•	a medical and dependent care flexible spending account.

We believe these benefits are consistent with companies with which we compete for employees.

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Severance/Termination-Based Compensation

Our Compensation Committee provides our executives with termination protection when it determines that such protection is necessary to attract or retain an executive. Each executive officer, other than Mr. Williams, is entitled to receive severance payments and benefits in the event that they are terminated without cause or resign for good reason, pursuant to the terms of their respective employment agreements. The employment agreements, or change of control agreement in the case of Mr. Williams, provide payments to these named executive officers in the event of a change of control. In addition, the employment agreements of Messrs. Gruber, Ryan and Willis provide for certain benefits in the event that a named executive officer is terminated upon or within 90 days following a change of control.

The severance payments and benefits that are payable under these agreements are further described below in the sections entitled “Employment Arrangements” and “Potential Payments upon Termination and Change of Control.”

Tax Considerations

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to certain named executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our Board of Directors may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Risks Related to Compensation Policies and Practices

The Compensation Committee has considered whether the Company’s overall compensation program for its employees creates incentives for employees to take excessive or unreasonable risks that could materially harm the Company. We believe that several features of our compensation policies for management employees appropriately mitigate such risks, including a mix of long- and short-term compensation incentives that we believe is properly weighted and the uniformity of compensation policies across the Company, which the Compensation Committee regards as setting an appropriate level of risk taking for the Company. We also believe the Company’s internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing the Company to a harmful long-term business transaction in exchange for short-term compensation benefits.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Respectfully submitted,

COMPENSATION COMMITTEE

Andrew J. Marsh, Chair
Ruth I. Dreessen
Gary W. Mize

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2016 Summary Compensation Table

The following table summarizes the compensation earned by our named executive officers during the year ended December 31, 2016.

Name and Principal Position	Year ($)	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Patrick R. Gruber	2016	$500,000	$182,500	$—	$—	$44,834	(3)	$727,334
Chief Executive Officer	2015	500,000	250,000	213,335	125,762	34,551		1,123,648
	2014	500,000	250,000	262,500	210,215	34,551		1,257,266
Christopher M. Ryan	2016	335,000	97,820	—	—	—		432,820
President and Chief Operating Officer	2015	335,000	159,000	174,586	110,317	—		778,903
	2014	335,000	134,000	216,800	187,970	—		873,770
Michael J. Willis	2016	308,000	89,936	—	—	42,253	(4)	440,189
Chief Financial Officer & EVP of Corporate Development and Strategy	2015	308,000	178,500	174,999	110,317	36,474		808,290
	2014	354,792	123,500	83,401	62,368	36,474		660,535
Geoffrey T. Williams, Jr.(5) General Counsel & Secretary	2016	186,750	56,316	—	7,075	—		250,141

(1)	The “Bonus” column represents bonuses earned pursuant to our annual incentive bonus program. See “Weighting of Elements in our Compensation Program—Annual Bonuses” above.
(2)	The amounts in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of awards granted during each respective year for each named executive officer, in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used by us with respect to the valuation of option awards are set forth in Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.
(3)	Represents $24,219 for payments to maintain a corporate apartment and $20,615 for related tax gross-up assistance.
(4)	Represents $22,825 for payments to maintain a corporate apartment and $19,428 for related tax gross-up assistance.
(5)	Mr. Williams commenced service as our General Counsel & Secretary on January 5, 2016.

Grants of Plan-Based Awards in 2016

The following table shows information regarding grants of equity awards awarded to our named executive officers during the year ended December 31, 2016.

Name of Executive Officer	Grant Date	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Option Awards ($)(1)
Patrick R. Gruber	—	—	—	—
Christopher M. Ryan	—	—	—	—
Michael J. Willis	—	—	—	—
Geoffrey T. Williams, Jr.	1/19/2016	1,250	$7.00	7,075

(1)	Amounts reflect the aggregate grant date fair value of awards granted during 2016 in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used by us with respect to the valuation of option awards are set forth in Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

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Outstanding Equity Awards at Fiscal Year-End

The following table shows the grants of equity awards to our named executive officers that were outstanding on December 31, 2016, the last day of our most recently completed fiscal year.

		Option Awards (1)				Stock Awards (1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(2)
Patrick R. Gruber	7/29/2015	1,676	1,870	$43.80	07/29/2025	—	—
	3/12/2014	—	—	—	—	40	$136
	7/29/2015	—	—	—	—	1,716	5,834
Christopher M. Ryan	7/29/2015	1,470	1,640	43.80	07/29/2025	—	—
	3/12/2014	—	—	—	—	35	119
	7/29/2015	—	—	—	—	1,505	5,117
Michael J. Willis	7/29/2015	1,470	1,640	43.80	07/29/2025	—	—
	5/28/2014	—	—	—	—	8	27
	7/29/2015	—	—	—	—	1,505	5,117
Geoffrey T. Williams, Jr.	1/19/2016	382	868	7.00	01/19/2026	—	—

(1)	1/36th of the total number of shares subject to the stock or option award shall vest monthly after the grant date until all shares are vested.
(2)	Based on the closing price of a share of the Company’s stock of $3.40 on December 30, 2016, the last trading day of our fiscal year.

Option Exercises and Stock Vested During Fiscal Year 2016

The following table provides additional information regarding the value realized by our named executive officers upon the exercise of option awards and the vesting of restricted stock awards during the year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Patrick R. Gruber	—	—	1,145	14,563
Christopher M. Ryan	—	—	1,188	10,387
Michael J. Willis	—	—	982	9,225
Geoffrey T. Williams, Jr.	—	—	—	—

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Employment Arrangements

Patrick R. Gruber

On June 4, 2010, we entered into an employment agreement with Mr. Gruber, which became effective upon the closing of our initial public offering. Under this employment agreement, Mr. Gruber’s base salary was set at

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$500,000 per year, subject to annual review and adjustment by our Board of Directors. Mr. Gruber is eligible to receive an annual bonus of up to 50% of his base salary based on the achievement of certain business goals set by our Board of Directors on an annual basis, and may receive additional bonus amounts at the discretion of our Board of Directors. Pursuant to the terms of the employment agreement, Mr. Gruber was eligible to receive an annual incentive award with a fair market value equal to $600,000 on the date of grant, consisting of restricted stock and/or stock options, and he could receive additional stock awards at the discretion of our Board of Directors. Mr. Gruber is also entitled to participate in or receive benefits under all of our existing and future incentive programs and will continue to be eligible to participate in all employee benefit plans, including retirement plans, health care plans and fringe benefit plans, that are afforded generally to our executive officers.

On December 21, 2011, we entered into an Amendment Agreement with Mr. Gruber in order to retain Mr. Gruber and to enhance the alignment of his interests with those of our stockholders. Upon the effectiveness of the Amendment Agreement, all options to purchase our common stock that had been granted to Mr. Gruber in fiscal years 2008, 2009 and 2010 immediately became unvested (to the extent previously vested) and subject to a revised three-year vesting schedule. Pursuant to the Amendment Agreement, an aggregate of 624,505 options that were previously vested and exercisable (or approximately 64% of the vested options held by Mr. Gruber) became unvested. In addition, the guaranteed portion of Mr. Gruber’s annual equity award, worth $600,000 per year, was eliminated, and his overall target equity award was changed to $850,000. In exchange for these concessions, Mr. Gruber was granted certain cash awards which were paid from December 2011 to July 2012.

On February 16, 2015, we entered into a Second Amendment Agreement with Mr. Gruber in order to align Mr. Gruber’s compensation with the strategic objectives of the Company. Upon the effectiveness of the Second Amendment Agreement, for a three-month period in 2015, Mr. Gruber received 25% of his base pay, which amounted to $31,250 for three months, in shares of restricted stock instead of cash. The shares of restricted stock were priced at the closing price of the Company’s common stock on the date of the grant and cliff-vested 100% on February 16, 2016, the one-year anniversary of the date of the grant.

If Mr. Gruber’s employment is terminated as a result of his disability or death, he or his estate will be entitled to receive his full base salary through the date of termination as well as an additional lump-sum payment equal to his annual base salary at the rate in effect at the time of such termination. If Mr. Gruber’s employment is terminated without cause (other than by death or disability), or if he terminates his employment with us for good reason, he will be entitled to receive his full base salary through the date of termination, a bonus equal to the average of the annual bonuses paid to him in each of the three years preceding the termination, prorated to the date of termination, and, provided that he executes a general release of claims in favor of the Company within 60 days of the date of termination, he shall also receive a lump-sum payment equal to two years of his base salary then in effect plus 200% of his eligible bonus for the preceding year. Additionally, Mr. Gruber and his family will receive continued coverage under any Company sponsored group health plan in which he was enrolled at the time of his termination for a period of 12 months following his termination date and, immediately prior to such termination date, all of his outstanding unvested stock options and other equity awards shall immediately vest. Cause is defined as Mr. Gruber’s conviction of a felony, willful misconduct or dishonesty materially injurious to the Company or a material failure to consistently discharge his duties under the employment agreement, unless resulting from his disability, provided that no act or failure to act will be considered willful if it is done, or omitted, in good faith and with the reasonable belief that such action or inaction is in the best interests of the Company. Good reason is defined as a material diminishment of Mr. Gruber’s base salary, authority, duties or responsibilities, a relocation without his consent that increases his one-way commute to work by at least fifty miles or a material breach by us of the employment agreement.

Mr. Gruber’s employment agreement also provides certain payments and benefits to Mr. Gruber in circumstances involving a change of control, as described below in the section entitled “Potential Payments upon Termination and Change of Control” below.

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Christopher M. Ryan

On June 4, 2010, we entered into an employment agreement with Mr. Ryan, which became effective upon the closing of our initial public offering. Under the employment agreement, Mr. Ryan’s base salary was set at $325,000 per year, subject to annual review and adjustment by our Board of Directors. On December 8, 2011, Mr. Ryan’s base salary was increased to $335,000 per year, effective January 1, 2012. Mr. Ryan is eligible to receive an annual bonus of up to 40% of his base salary based on the achievement of certain business goals set by our Board of Directors on an annual basis and may receive additional bonus amounts at the discretion of our Board of Directors. Pursuant to the terms of the employment agreement, Mr. Ryan is eligible to receive an annual incentive award with a fair market value equal to $200,000 on the date of grant, consisting of restricted stock and/or stock options, and may receive additional stock awards at the discretion of our Board of Directors. Mr. Ryan is also entitled to participate in or receive benefits under all of our existing and future incentive programs and will continue to be eligible to participate in all employee benefit plans, including retirement plans, health care plans and fringe benefit plans, that are afforded generally to our executive officers.

If Mr. Ryan’s employment is terminated as a result of his disability or death, he or his estate will be entitled to receive his full base salary through the date of termination as well as an additional lump-sum payment equal to his annual base salary at the rate in effect at the time of such termination. If Mr. Ryan’s employment is terminated without cause (other than by death or disability), or if he terminates his employment with us for good reason, he will be entitled to receive his full base salary through the date of termination, a bonus equal to the average of the annual bonuses paid to him in each of the three years preceding the termination, prorated to the date of termination, and, provided that he executes a general release of claims in favor of the Company within 60 days of the date of termination, he shall also receive a lump-sum payment, equal to one year of his base salary then in effect plus 100% of his eligible bonus for the preceding year. Additionally, Mr. Ryan and his family will receive continued coverage under any Company sponsored group health plan in which he was enrolled at the time of his termination for a period of six months following his termination date and, immediately prior to such termination date, all of his outstanding unvested stock options and other equity awards shall immediately vest. The definitions of cause and good reason are consistent with the definitions set forth in the employment agreement with Mr. Gruber, as described above.

Mr. Ryan’s employment agreement also provides certain payments and benefits to Mr. Ryan in circumstances involving a change of control, as described below in the section entitled “Potential Payments upon Termination and Change of Control” below.

Michael J. Willis

On April 10, 2014, we entered into an offer letter agreement with Mr. Willis, which provided for an annual base salary of $308,000 and an annual bonus of up to 40% of his base salary, each of which is retroactive to September 3, 2013, the date that Mr. Willis was appointed to serve as the Chief Financial Officer of the Company. The offer letter agreement provided for the following equity grants: (a) an option to purchase 60,000 shares of our common stock, with vesting retroactive to September 3, 2013; (b) an option to purchase 26,882 shares of our common stock, with vesting retroactive to March 12, 2014; (c) an award of $58,400 to be paid in shares of restricted stock, with vesting retroactive to September 3, 2013; and (d) an award of $25,000 to be paid in shares of restricted stock, with vesting retroactive to March 12, 2014, in each case under the 2010 Plan. Pursuant to the terms of the offer letter agreement, Mr. Willis is eligible to receive an annual incentive award with a fair market value consistent with the fair market value of awards granted to similarly situated employees of the Company. Mr. Willis is also entitled to reimbursement of his monthly apartment rental costs for three years and is entitled to participate in or receive benefits under all of our existing and future employee benefit plans, including retirement plans, health care plans and fringe benefit plans, that are afforded generally to our executive officers.

On September 6, 2016, we entered into a transaction bonus agreement with Mr. Willis, which provides that we will pay Mr. Willis a $150,000 cash bonus upon the completion of a successful restructuring transaction (as

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defined in the transaction bonus agreement). As of December 31, 2016, the bonus amount under the transaction bonus agreement had not been earned by Mr. Willis.

If Mr. Willis’ employment is terminated without cause (other than by death or disability), or if he terminates his employment with us for good reason, he will be entitled to receive his full base salary through the date of termination and, provided that he executes a general release of claims in favor of the Company within 50 days of the date of termination, he shall also receive a lump-sum payment, equal to one year of his base salary then in effect plus 100% of his eligible bonus. Additionally, Mr. Willis and his family will receive continued coverage under any Company sponsored group health plan in which he was enrolled at the time of his termination for a period of six months following his termination date and, immediately prior to such termination date, all of his outstanding unvested stock options and other equity awards shall immediately vest. The definitions of cause and good reason are consistent with the definitions set forth in the employment agreement with Mr. Gruber, as described above. If Mr. Willis’ employment is terminated as a result of his disability or death, he or his estate will be entitled to receive his full base salary through the date of termination as well as an additional lump-sum payment equal to his annual base salary at the rate in effect at the time of such termination.

The offer letter agreement also provides certain payments and benefits to Mr. Willis in circumstances involving a change of control, as described below in the section entitled “Potential Payments upon Termination and Change of Control” below.

Geoffrey T. Williams, Jr.

Effective December 21, 2015, we entered into an offer letter agreement with Mr. Williams, our General Counsel & Secretary, which provides for an annual base salary of $195,000. Mr. Williams is also eligible to receive annual incentive payments in cash and/or equity as determined by the Board of Directors or the Compensation Committee. Pursuant to that offer letter agreement, Mr. Williams was granted options to purchase 1,250 shares of our common stock under the 2010 Plan. The stock options were initially unvested and are scheduled to vest over three years so long as Mr. Williams continues to be employed by the Company. Mr. Williams is also entitled to participate in or receive benefits under all of our existing and future employee benefit plans, including retirement plans, health care plans and fringe benefit plans that are afforded to similarly situated employees of the Company.

Mr. Williams in circumstances involving a change of control, as described below in the section entitled “Potential Payments upon Termination and Change of Control” is entitled to receive compensation pursuant to the terms of a Change of Control Agreement.

Potential Payments upon Termination and Change of Control

In June 2010, we entered into new employment agreements with each of Messrs. Gruber and Ryan which became effective upon the closing of our initial public offering. Under these employment agreements, in the event of a change of control, each of these executives (if still employed by the Company) is entitled to receive a lump-sum payment equal to two times the sum of (i) his annual base salary in effect immediately prior to such change of control and (ii) 100% of his eligible bonus for the year preceding the change of control. If upon or within 90 days after a change of control, any such executive is terminated without cause, or terminates his employment with us for good reason, he will keep the change of control payment described above and he and his family will be entitled to receive continued coverage under any Company sponsored group health plan in which he was enrolled at the time of his termination for a period of six months following his termination date (or twelve months in the case of Mr. Gruber), but he will not be entitled to any other termination benefits.

In April 2014, Mr. Willis entered into a new offer letter agreement with the Company which provides that, in the event of a change of control, Mr. Willis is entitled to receive a lump-sum payment equal to two times the sum of (i) his annual base salary in effect immediately prior to such change of control and (ii) 100% of his eligible bonus for the year preceding the change of control.

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Effective February 2016, we entered into a Change of Control Agreement with Mr. Williams that provides that, in the event of a change of control, Mr. Williams is entitled to receive a lump-sum payment in the amount equal to the sum of (i) twelve month’s salary (determined as Mr. Williams’ latest annual base salary prior to the change of control); and (ii) Mr. Williams’ annual cash bonus (determined as one hundred percent (100%) of Mr. Williams’ eligible target cash bonus prior to the Change of Control).

On the date any such executive becomes entitled to receive a change of control payment, all of his outstanding unvested stock options and other equity awards shall immediately vest. Change of control is defined as the acquisition by any person or group of all or substantially all of our assets through sale, lease, transfer, conveyance or other disposition, or the acquisition by any person or group of beneficial ownership of more than 40% of our outstanding voting stock.

The following table summarizes the potential payments and benefits payable to each of our named executive officers upon (i) a termination of employment without cause or resignation for good reason and (ii) a change of control (no termination required), as well as the additional benefits available upon termination without cause or resignation for good reason upon or within 90 days after a change of control, in each case assuming that such termination and change of control, where applicable, occurred on December 31, 2016.

	Termination without cause or resignation for good reason				Change of control (no termination required)			Termination without cause or resignation for good reason upon or within 90 days after a change of control(1)
Name	Salary ($)	Bonus ($)	Value of accelerated equity awards ($)(1)	Benefits ($)	Base salary ($)	Bonus ($)	Value of accelerated equity awards ($)(2)	Benefits ($)
Patrick R. Gruber	1,000,000	536,030	5,970	36,030	1,000,000	500,000	5,970	36,030
Christopher M. Ryan	335,000	154,103	5,236	33,505	670,000	268,000	5,236	33,505
Michael J. Willis	308,000	128,175	5,144	8,292	616,000	246,400	5,144	8,292
Geoffrey T. Williams, Jr.(3)	—	—	—	—	390,000	156,000	—	—

(1)	In the event that one of the named executive officers is terminated without cause or resigns for good reason upon or within 90 days after a change of control, he shall receive the following benefits in addition to the payments and accelerated vesting triggered by such change of control, but he will not be entitled to any other termination benefits.
(2)	Amounts calculated based on the aggregate amount by which the fair market value of our common stock exceeded the aggregate exercise price of such awards as of December 31, 2016.
(3)	Mr. Williams does not participate in the Company’s health, dental and vision insurance plans.

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Securities Authorized for Issuance under Equity Compensation Plans

The following table provides certain information with respect to our equity compensation plans in effect as of December 31, 2016:

	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted- Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (excluding securities reflected in the first column)
Equity Compensation Plans Approved by Stockholders
2010 Plan and 2006 Plan (1)	25,651	$289.87	160,873
ESPP Plan	—	—	3,802
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	25,651	$289.87	164,675

(1)	After the adoption of our 2010 Plan in February 2011, no further option grants will be made under the 2006 Plan and, to the extent outstanding awards under the 2006 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will be available for future issuance under the 2010 Plan.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of April 1, 2017 by:

•	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our common stock;

•	each named executive officer and each director; and

•	all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Gevo, Inc., 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

This table is based upon information supplied by our officers, directors and the Schedules 13D and 13G that have been filed with the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of April 1, 2017 through the exercise of any stock option or other right. The inclusion of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit from, such shares and we did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person. Applicable percentages are based on 15,065,551 shares of common stock outstanding on April 1, 2017.

Name and address of beneficial owner	Number of shares beneficially owned		Percentage of shares beneficially owned
5% Stockholders & Affiliates:
Sabby Management, LLC and affiliates(1)	1,487,544		9.9%
Anson Funds Management LP and affiliates(2)	1,315,000		8.7%
Named executive officers and directors:
Patrick R. Gruber(3)	4,688	*
Christopher M. Ryan(4)	4,174	*
Michael J. Willis(4)	3,765	*
Geoffrey T. Williams, Jr.(5)	557	*
Ruth I. Dreessen(6)	1,994	*
William H. Baum	—	*
Andrew J. Marsh(6)	673	*
Gary W. Mize(6)	1,077	*
Johannes Minho Roth(7)	673	*
All executive officers and directors as a group (9 persons)(8)	17,601	*

*	Represents beneficial ownership of less than 1%.
(1)	Based solely on a Schedule 13G filed with the SEC on February 15, 2017. The address of Sabby Management, LLC and its affiliates is 10 Mountainview Road, Suite 205, Upper Saddle, New Jersey 07458. The affiliates of Sabby Management, LLC consist of Sabby Healthcare Master Fund, Ltd. Sabby Volatility Warrant Master Fund, Ltd. and Hal Mintz.

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(2)	Based solely on a Schedule 13G filed with the SEC on February 17, 2017. The address of Anson Funds Management LP and its affiliates is 5950 Berkshire Lane, Suite 210, Dallas, Texas 75225. The affiliates of Anson Funds Management LP consist of Anson Management GP LLC, Anson Advisors Inc., Moez Kassam, Adam Spears and Bruce R. Winson.
(3)	Includes 2,161 shares issuable pursuant to stock options exercisable within 60 days of April 1, 2017 and restricted stock units that vest within 60 days of April 1, 2017.
(4)	Includes 1,896 shares issuable pursuant to stock options exercisable within 60 days of April 1, 2017 and restricted stock units that vest within 60 days of April 1, 2017.
(5)	Represents 557 shares issuable pursuant to stock options exercisable within 60 days of April 1, 2017.
(6)	Includes 427 shares issuable pursuant to stock options exercisable within 60 days of April 1, 2017 and restricted stock units that vest within 60 days of April 1, 2017.
(7)	Includes 427 shares issuable pursuant to stock options exercisable within 60 days of April 1, 2017 and restricted stock units that vest within 60 days of April 1, 2017. Mr. Roth is the Chief Executive Officer, Managing Director, Fund Manager and a member of the board of directors of FiveT Capital Holding AG. FiveT Investment Management, an affiliate of FiveT Capital Holding AG, owns common stock warrants exercisable within 60 days of April 1, 2017 to purchase 10,000 shares of common stock of the Company. Mr. Minho disclaims beneficial ownership of the warrants and the shares issuable pursuant to the warrants owned by FiveT Capital Holding AG, except to the extent of his pecuniary interest therein.
(8)	Includes 8,218 shares issuable pursuant to stock options exercisable within 60 days of April 1, 2017 and restricted stock units that vest within 60 days of April 1, 2017.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on the review of copies of the reports we have received and written representations provided to us from the individuals required to file the reports, we believe that each of our executive officers and directors has timely filed applicable reports for transactions in Gevo, Inc. common stock during the year ended December 31, 2016.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

The Board of Directors conducts an appropriate review of and oversees all related party transactions on a continuing basis and reviews potential conflict of interest situations where appropriate. The Board of Directors has not adopted formal standards to apply when it reviews, approves or ratifies any related party transaction. However, the Board of Directors has followed the following standards: (i) all related party transactions must be fair and reasonable to the Company and on terms comparable to those reasonably expected to be agreed to with independent third parties for the same goods and/or services at the time they are authorized by the Board of Directors and (ii) all related party transactions should be authorized, approved or ratified by the affirmative vote of a majority of the directors who have no interest, either directly or indirectly, in any such related party transaction.

Transactions with Related Persons

There have been no transactions, since January 1, 2016, to which we were a party or will be a party, in which the amount involved exceeded or will exceed $120,000 and in which a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements that are described under “Employment Arrangements” and “Director Compensation” above.

GEVO, INC. | 2017 PROXY STATEMENT | 43

Indemnification Agreements with Directors and Executive Officers

We have entered into indemnification agreements with our directors and executive officers under which we agreed to indemnify those individuals under the circumstances and to the extent provided for in the agreements, for expenses, damages, judgments, fines, settlements and any other amounts they may be required to pay in actions, suits or proceedings which they are or may be made a party or threatened to be made a party by reason of their position as a director, officer or other agent of ours, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. We also have an insurance policy covering our directors and executive officers with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise. We believe that these provisions and insurance coverage are necessary to attract and retain qualified directors, officers and other key employees.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are the Company’s stockholders may be “householding” our proxy materials. A single copy of the proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, please (1) notify your broker, (2) direct your written request to Gevo, Inc., c/o Secretary, 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112 or (3) call Investor Relations at (303) 858-8358. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their brokers. In addition, upon written or oral request to the address or telephone number set forth above, we will promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which a single copy of the documents was delivered.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2018 proxy statement, a stockholder’s proposal must be received by us no later than January 1, 2018 and must otherwise comply with Rule 14a-8 under the Exchange Act.

Pursuant to the terms of our Bylaws, stockholders wishing to submit proposals or director nominations, including those that are not to be included in such proxy statement and proxy, must provide timely notice in writing to our Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on the 90th day nor earlier than the 120th day prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

GEVO, INC. | 2017 PROXY STATEMENT | 44

While our Board of Directors will consider proper stockholder proposals that are properly brought before the annual meeting, we reserve the right to omit from our 2018 proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 thereunder.

ANNUAL REPORT

We will provide to any stockholder entitled to vote at our Annual Meeting, at no charge, a copy of our Annual Report on Form 10-K, including the financial statements contained in the Form 10-K. Requests should be directed to: Gevo, Inc., Attention: General Counsel & Secretary, 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado, 80112, telephone (303) 858-8358.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at our Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Geoffrey T. Williams, Jr.

Geoffrey T. Williams, Jr.
General Counsel & Secretary

May 1, 2017

GEVO, INC. | 2017 PROXY STATEMENT | 45

VOTE BY INTERNET - www.proxyvote.com
GEVO, INC. 345 INVERNESS DRIVE SOUTH BUILDING C, SUITE 310 ENGLEWOOD, CO 80112

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	☐	☐	☐

1. Election of Class I Directors

Nominees

01 Ruth I. Dreessen 02 Patrick R. Gruber

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain	The Board of Directors recommends you vote 2 YEARS on the following proposal:		1 year	2 years	3 years	Abstain

2 To approve, for purposes of the rules of The NASDAQ Stock Market LLC, the potential issuance of more than 19.99% of our outstanding common stock upon conversion of, or related to, our 12.0% Convertible Senior Secured Notes due 2020.	☐	☐	☐	5	To cast an advisory (non-binding) vote on the frequency of future advisory votes to approve the compensation of our named executive officers.	☐	☐	☐	☐
NOTE: To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
3 To ratify the appointment of Grant Thornton LLP our independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐
4 To cast an advisory (non-binding) vote to approve the compensation of our named executive officers.	☐	☐	☐
	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

You can find directions to our offices for the meeting by visiting our website at http://www.gevo.com/contact

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement, Telephone/Internet insert (BR supplied) is/are available at www.proxyvote.com

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GEVO, INC.

Annual Meeting of Stockholders

June 15, 2017, 2:00 PM (MDT)

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael J. Willis and Geoffrey T. Williams Jr., or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of GEVO, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 2:00 PM, MDT on June 15, 2017, at 345 INVERNESS DRIVE SOUTH, BUILDING C, SUITE 310, ENGLEWOOD, CO 80112, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side